Exhibit 10.1

LEASE AGREEMENT

BETWEEN

GLENBOROUGH FLANDERS PARK, LLC,

a Delaware limited liability company

(“LANDLORD”)

AND

COGENTIX MEDICAL, INC.,

a Delaware corporation

(“TENANT”)

TABLE OF CONTENTS

1.	Basic Lease Information.	1
2.	Lease Grant.	4
3.	Adjustment of Commencement Date; Possession.	4
4.	Rent.	5
5.	Compliance with Laws; Use.	6
6.	Security Deposit.	7
7.	Utilities; Service Interruption.	7
8.	Leasehold Improvements.	8
9.	Repairs and Alterations.	9
10.	Entry by Landlord.	10
11.	Assignment and Subletting.	11
12.	Liens.	12
13.	Indemnity and Waiver of Claims.	13
14.	Insurance	13
15.	Subrogation.	16
16.	Casualty Damage.	16
17.	Condemnation.	17
18.	Events of Default.	17
19.	Remedies.	18
20.	Limitation of Liability.	19
21.	Holding Over.	19
22.	Subordination to Mortgages; Estoppel Certificate.	20
23.	Notice.	20
24.	Surrender of Premises.	21
25.	Miscellaneous.	21
26.	OFAC Compliance.	24
27.	Parking.	25
28.	Request for Taxpayer Identification Number and Certification (W-9 Form).	26

i

LEASE AGREEMENT

THIS LEASE AGREEMENT (the “Lease”) is made and entered into as of April 2, 2015, by and between GLENBOROUGH FLANDERS PARK, LLC, a Delaware limited liability company (“Landlord”), and COGENTIX MEDICAL, INC., a Delaware corporation (“Tenant”).

The following exhibits and attachments are incorporated into and made a part of the Lease: Exhibit A (Outline and Location of Premises), Exhibit B (Expenses and Taxes), Exhibit C (Work Letter), Exhibit D (Commencement Letter), Exhibit E (Building Rules and Regulations), Exhibit F (Additional Provisions, if required) and Exhibit G (W-9 Form).

1.	Basic Lease Information.

1.01            “Building” shall mean the single story building located at 135 Flanders Road, Westborough, MA 01581. “Rentable Square Footage of the Building” is deemed to be 24,400 square feet.

1.02            “Premises” shall mean the area shown on Exhibit A to this Lease. The Premises are located on the first (1st) floor of the Building. The “Rentable Square Footage of the Premises” is deemed to be 24,400 square feet. Landlord and Tenant stipulate and agree that the Rentable Square Footage of the Building and the Rentable Square Footage of the Premises are correct.

1.03            “Base Rent”:

Period or Months of Term	Rentable Square Footage of the Premises for Purposes of Base Rent	Base Rent per Rentable Square Footage of the Premises	Annual Base Rent	Monthly Base Rent
Lease Months 1-6 (the “Free Base Rent Period”)	24,400	$0.00*	$0.00*	$0.00*
Lease Months 7-18	18,000	$5.00	$90,000.00	$7,500.00
Lease Months 19-30	20,000	$5.50	$110,000.00	$9,166.67
Lease Months 31-42	22,000	$5.75	$126,500.00	$10,541.67
Lease Months 43-54	24,400	$6.00	$146,400.00	$12,200.00
Lease Months 55-66	24,400	$6.25	$152,500.00	$12,708.33
Lease Months 67-78	24,400	$6.50	$158,600.00	$13,216.67
Lease Months 79-90	24,400	$6.75	$164,700.00	$13,725.00
Lease Months 91-102	24,400	$7.00	$170,800.00	$14,233.33
Lease Months 103-114	24,400	$7.25	$176,900.00	$14,741.67
Lease Months 115-126	24,400	$7.50	$183,000.00	$15,250.00

*As referred to above in this Section 1.03, Lease Month 1 shall commence on the Commencement Date and Lease Months 1 - 6 and the Free Base Rent Period shall mean the one hundred eighty (180) day period commencing on the Commencement Date. If the last date of the Free Base Rent Period shall not be the last day of a calendar month, then Lease Month 7 shall be deemed to include the portion of the calendar month in which the last day of the Free Base Rent Period occurs (the “Partial Lease Month 7 Period”) plus the immediately succeeding full calendar month (the “Full Lease Month 7 Period”) and Tenant shall pay the Monthly Base Rent for the Partial Lease Month 7 Period on a prorated basis at the rate of $7,500.00 per month and the full Monthly Base Rent (i.e., $7,500.00) for the Full Lease Month 7 Period. Notwithstanding the foregoing to the contrary (a) the Rentable Square Footage of the Premises set forth in the above Base Rent chart is only being stated therein at various amounts for purposes of establishing the Base Rent due for the referenced periods and not as an indication of what the actual Rentable Square Footage of the Premises is at any given time, which shall be 24,400 square feet for all other purposes under this Lease, (b) Tenant shall be responsible for the payment of all Expenses and Taxes under Exhibit B for and during the Free Base Rent Period, (c) Tenant shall be responsible for the payment of all utilities consumed by Tenant in the Premises during the Free Base Rent Period, and (d) in the event that this Lease is terminated due to the occurrence of a Default (as hereinafter defined) by Tenant, Landlord shall have the right to recover the Base Rent that would have otherwise been payable by Tenant during the Free Base Rent Period as part of Landlord’s damages under this Lease.

1.04            “Tenant’s Pro Rata Share”: One hundred percent (100%). Tenant’s Pro Rata Share shall be adjusted for changes in the Rentable Square Footage of the Premises and/or the Rentable Square Footage of the Building, including, without limitation, changes which may result from any condemnation or other taking of a portion of the Building.

1.05            “Term”: A period of approximately one hundred twenty-six (126) months. The Term shall commence on the earlier of (a) the date upon which Tenant occupies any portion of the Premises for the conduct of its business, or (b) August 1, 2015 (the “Commencement Date”) and, unless terminated early in accordance with this Lease, shall end on the one hundred twenty-sixth (126th) month following the Commencement Date (the “Termination Date”). Prior to the expiration of the Free Base Rent Period, “Lease Month” shall mean each successive thirty (30) day period with the first such thirty (30) day period beginning on the Commencement Date, and from and after the expiration of the Free Base Rent Period, “Lease Month” shall mean a calendar month, except as noted above in Section 1.03 with respect to Lease Month 7.

1.06            “Security Deposit”: Thirty Thousand and No/100 Dollars ($30,000.00) pursuant to the terms and provisions of Article 6.

1.07            “Broker(s)”: CBRE-New England (“Landlord’s Broker”) and Cushman & Wakefield (“Tenant’s Broker”).

1.08            “Permitted Use”: General office, warehouse and medical device manufacturing, development, testing and distribution, utilizing one to three shifts per day, all only to the extent permitted as of right under the Westborough Zoning By-Law.

1.09            “Notice Address(es)”:

Landlord’s Notice Address:

Glenborough Flanders Park, LLC
c/o Normandy Real Estate Management, LLC
53 Maple Avenue
Morristown, NJ 07960
Attention: Matthew Lavell

And a copy to:

Glenborough Flanders Park, LLC
c/o Normandy Real Estate Management, LLC
53 Maple Avenue
Morristown, NJ 07960
Attn: General Counsel

And a copy to:

Nutter, McClennen & Fish, LLP
Seaport West
155 Seaport Boulevard
Boston, MA 02210-2604
Attn: Timothy M. Smith, Esq.

Landlord’s Rent Address:

Glenborough Flanders Park, LLC
c/o Normandy Real Estate Management, LLC
P.O. Box 30930
New York, NY 10087-0930

Tenant’s Notice Address:

Tenant at the Building with a copy to:

Cogentix Medical, Inc.
40 Ramland Road
Orangeburg, NY 10962
Attn: Chief Executive Officer

With a copy (which shall not constitute notice) to:

Aaron J. Polak, Esq.
General Counsel
525 South Sydbury Lane
Wynnewood, PA 19096

1.10            “Business Day(s)” are Monday through Friday of each week, exclusive of New Year’s Day, Presidents’ Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day (the “Holidays”). Landlord may designate additional Holidays that are commonly recognized by other office buildings in the area where the Building is located.

1.11            Intentionally Deleted.

1.12            “Landlord’s Contribution” shall mean the lesser of (a) the actual cost of Tenant’s Work (as defined below), or (b) Six Hundred Ten Thousand and No/100 Dollars ($610,000.00) in the aggregate.

1.13            “Tenant’s Work” means any tenant improvements desired to be performed by Tenant in connection with its initial fit-up and occupancy of the Premises pursuant to the provisions of Exhibit C attached hereto (the “Work Letter”).

1.14            “Property” means the Building and the parcels of land on which it is located and which comprise Flanders Research Park and, at Landlord’s discretion, the parking facilities and other improvements, if any, serving the Building and such parcels of land.

2.	Lease Grant.

The Premises are hereby leased to Tenant from Landlord, together with the right to use any portions of the Building and Property that are from time to time designated by Landlord for the common use of tenants and others (the “Common Areas”). Nothing contained herein shall affect Landlord’s right to add to, subtract from, or alter the Common Areas, so long as the same does not materially adversely affect Tenant’s access to the Premises. Landlord may adopt any name for the Building and Landlord reserves the right to change the name or address of the Building at any time; provided, that, Landlord shall use reasonable efforts to notify Tenant at least ninety (90) days prior to any such change of address.

Subject to force majeure and Tenant’s adherence to after hours access procedures and security or other monitoring procedures as Landlord may reasonably require, Tenant shall have access to and use of the Premises twenty-four (24) hours per day and three hundred sixty-five (365) days per year.

3.	Adjustment of Commencement Date; Possession.

3.01            The Termination Date will be the last day of the Term as determined based upon the actual Commencement Date. Promptly after the determination of the Commencement Date, Landlord and Tenant shall enter into a commencement letter agreement in the form attached as Exhibit D. If the Termination Date does not fall on the last day of a calendar month, Landlord and Tenant may elect to adjust the Termination Date to the last day of the calendar month in which Termination Date occurs by the mutual execution of a commencement letter agreement setting forth such adjusted date. In such event, the Base Rent for the entirety of such calendar month shall be at the rate set forth in Section 1.03 hereof for the first part of such calendar month.

3.02            Tenant hereby acknowledges and agrees that the Premises are accepted by Tenant in “as is,” “where is” condition and configuration without any representations or warranties by Landlord or any obligation of Landlord to perform any work and/or other improvements therein in connection with Tenant’s use and occupancy of the Premises except as specifically provided in Section 3.03. By taking possession of the Premises, Tenant agrees that the Building, the Premises and the Common Areas are in good order and satisfactory condition. If Tenant takes possession of the Premises before the Commencement Date, such possession shall be subject to the terms and conditions of this Lease and Tenant shall pay Rent (defined in Section 4.01) to Landlord for each day of possession before the Commencement Date. However, except for the cost of services requested by Tenant, Tenant shall not be required to pay Rent for any days of possession before the Commencement Date during which Tenant, with the approval of Landlord, is deemed to be in possession of the Premises for the sole purpose of performing the Tenant’s Work or installing furniture, equipment or other personal property during the “Early Access Period” (as defined in the Exhibit C attached hereto).

3.03            (a) As of the date upon which Landlord delivers the Premises to Tenant pursuant to the terms and provisions of this Lease (the “Delivery Date”): (i) all mechanical, electrical, plumbing and fire/life safety systems serving the Building shall be in good working order, condition and repair; (ii) the roof of the Building shall be free from leaks; (iii) all utilities and meters serving the Premises shall have been installed and be in good working order and condition; (iv) no other tenant or occupant of the Building will have been granted a right which would prohibit or limit Tenant’s Permitted Use under this Lease; (v) all oil tanks and concrete dividers relating thereto shall be removed from the Building; (vi) Landlord shall have replaced and/or repaired the three (3) HVAC units serving the Premises that are not fully-functioning as of the date of this Lease so that such HVAC units and/or replacement HVAC units are in good working order, condition and repair as of the Delivery Date; and (vii) the Premises shall be in “broom clean” condition, free of all tenancies and occupants.

(b) Landlord represents and warrants to Tenant that, as of the date of this Lease: (i) Landlord has full power and authority to enter into this Lease and the person executing this Lease on behalf of Landlord is authorized to do so; (ii) there are no Mortgages (defined in Section 22.01) which in any way prohibit or interfere with the Permitted Use of the Premises by Tenant and Landlord shall not permit or suffer any such Mortgages to encumber the Building which would prohibit or interfere with such Permitted Use; and (iii) Landlord has not received any written notice from any governmental authority that the Building is in violation of applicable Laws (defined in Section 5).

4.	Rent.

4.01            Tenant shall pay Landlord, without any setoff or deduction, unless expressly set forth in this Lease, all Base Rent and Additional Rent due for the Term (collectively referred to as “Rent”). “Additional Rent” means Tax and Expenses and payments by Tenant of any non-separately metered utilities that Tenant is required to pay Landlord under this Lease. Tenant shall pay and be liable for all rental, sales and use taxes (but excluding income taxes), if any, imposed upon or measured by Rent. Base Rent and recurring monthly charges of Additional Rent shall be due and payable in advance on the first day of each calendar month without notice or demand, provided that the installment of Base Rent for Lease Month 7 of the Term, and the first monthly installment of Additional Rent for Expenses and Taxes, shall be payable upon the execution of this Lease by Tenant. All other items of Rent shall be due and payable by Tenant on or before thirty (30) days after billing by Landlord. Rent shall be made payable to the entity, and sent to the address, Landlord designates and shall be made by good and sufficient check or by other means acceptable to Landlord. Tenant shall pay Landlord an administration fee equal to five percent (5%) of all past due Rent, provided that Tenant shall be entitled to a grace period of ten (10) days for the first (1st) late payment of Rent in a calendar year. In addition, past due Rent shall accrue interest at twelve percent (12%) per annum from the due date until actually paid. Landlord’s acceptance of less than the correct amount of Rent shall be considered a payment on account of the earliest Rent due. Rent for any partial month during the Term shall be prorated. No endorsement or statement on a check or letter accompanying payment shall be considered an accord and satisfaction. Tenant’s covenant to pay Rent is independent of every other covenant in this Lease.

Tenant shall pay Tenant’s Pro Rata Share of Taxes and Tenant's Pro Rata Share of Expenses in accordance with Exhibit B of this Lease.

4.02            It is the intention of the parties hereto that this Lease and the Rent due hereunder from Tenant shall be completely net to Landlord and shall not be terminable for any reason by Tenant, and that Tenant shall not be entitled to any abatement of or reduction in Rent or other amounts hereunder, except as herein expressly provided.

5.	Compliance with Laws; Use.

The Premises shall be used for the Permitted Use and for no other use whatsoever. Tenant shall comply with all statutes, codes, ordinances, orders, rules and regulations of any municipal or governmental entity whether in effect now or later, including the Americans with Disabilities Act (the “Law(s)”), regarding the Premises or the operation of Tenant’s business and the use, condition, configuration, and occupancy of the Premises and any mechanical systems serving the Premises to the extent applicable. In addition, Tenant shall, at its sole cost and expense, promptly comply with any Laws that relate to the “Base Building” (defined below) or Alterations (as defined in Article 9) or improvements in the Premises performed or requested by Tenant. “Base Building” shall include the structural portions of the Building, and the Building non-space specific mechanical, electrical and plumbing systems and equipment located in the internal core of the Building. Tenant shall promptly provide Landlord with copies of any notices it receives regarding an alleged violation of Law. Landlord shall promptly provide Tenant with copies of any notices it receives regarding an alleged violation of Law to the extent such notice affects the Premises or Tenant’s operations at the Premises. Tenant shall comply with the rules and regulations of the Building attached as Exhibit E and such other reasonable rules and regulations adopted by Landlord from time to time, including rules and regulations for the performance of Alterations (collectively, the “Rules and Regulations”).

6.	Security Deposit.

The Security Deposit shall be delivered to Landlord upon the execution of this Lease by Tenant and held by Landlord without liability for interest (unless required by Law) as security for the performance of Tenant’s obligations. The Security Deposit is not an advance payment of Rent or a measure of damages. Landlord may use all or a portion of the Security Deposit to cure any Default by Tenant, including, without limitation, in connection with any Monetary Default (defined in Section 18). If Landlord uses any portion of the Security Deposit, Tenant shall, within five (5) days after demand, restore the Security Deposit to its original amount. Landlord shall return any unapplied portion of the Security Deposit to Tenant within forty-five (45) days after the later to occur of: (a) determination of the final Rent due from Tenant; or (b) the later to occur of the Termination Date or the date Tenant surrenders the Premises to Landlord in compliance with Article 24. Landlord may assign the Security Deposit to a successor or transferee and, following the assignment, Landlord shall have no further liability for the return of the Security Deposit. Landlord shall not be required to keep the Security Deposit separate from its other accounts.

7.	Utilities; Service Interruption.

7.01            (a) Tenant and not Landlord shall be responsible for furnishing all electricity, gas, telephone and other utility services to the Premises and the Building other than water and sewer service which will be provided by Landlord. All such services shall be separately metered and Tenant shall pay all charges therefor directly to the utility providers thereof except as otherwise set forth in subsection (c) hereinbelow with respect to water and sewer service. Electricity shall be distributed to the Premises and the HVAC system serving the same by the electric utility company selected by Landlord to provide electricity service for the Building and Landlord shall permit Landlord’s feeders, risers, wires and conduits, to the extent available, suitable and safely capable, to be used for such distribution. Any additional feeders, risers, wires and/or conduits to supply Tenant’s electrical requirements in addition to those originally installed and all other equipment proper and necessary in connection with such feeders, risers, wires and/or conduits shall be installed by, and at the sole cost and expense of, Tenant; provided, that, all of such additional feeders, risers, wires and conduits are permissible under applicable Laws and insurance regulations, the installation of the same will not cause permanent damage or injury to the Premises or the Building or cause or create a dangerous condition and Landlord approves of the installation of the same before any of the same are installed (which approval shall not be unreasonably withheld). Tenant agrees that it will not make any material alteration or material addition to the electrical equipment and/or appliances in the Premises or the Building without the prior written consent of Landlord, which consent will not be unreasonably withheld. Tenant, and not Landlord, shall furnish all HVAC for the Premises as required by Tenant for the comfortable occupancy thereof, but at a minimum Tenant shall furnish sufficient heating to the Premises to prevent any damage to the Premises or the Building, including, without limitation, the freezing of pipes. Gas shall be distributed to the Premises by the gas company selected by Landlord to provide gas service for the Building, water service shall be distributed to the Premises by the municipality and, in each case, Landlord shall permit Landlord’s pipes, wires and conduits (as applicable), to the extent available, suitable and safely capable, to be used for such distribution. All electricity used during the performance of janitorial service, or during the performance of the Tenant’s Work and/or the making of any Alterations or repairs in the Premises by Tenant or Tenant’s agents, employees or contractors, shall be paid by Tenant.

Landlord reserves the right at any time and from time to time before or during the Term to contract with an electric service provider (the “Electric Service Provider”) of its choice to provide electricity service for the Building; provided, that, the rates offered by such Electric Service Provider are materially consistent with those in the general area of the Building, and that no rebates or other benefits are payable to Landlord, except to the extent shared pro rata by Landlord with Tenant. Tenant shall cooperate with Landlord and the Electric Service Provider at all times and, as reasonably necessary, shall allow Landlord and the Electric Service Provider reasonable access to the Building’s electric lines, feeders, risers, wiring and other machinery within the Premises.

(b)            Without the consent of Landlord, Tenant’s use of electrical service shall not exceed, either in voltage, rated capacity, use beyond the overall load that which Landlord reasonably deems to be standard for the Building. Landlord shall have the right to measure electrical usage by commonly accepted methods. If it is determined that Tenant is using excess electricity, Tenant shall pay Landlord for the cost of such excess electrical usage as Additional Rent.

(c)            Tenant shall pay to Landlord, as Additional Rent, Landlord’s charges for water and sewer service provided to the Premises, which payment shall be made within fifteen (15) days following Landlord’s billing (which shall be without mark‑up or surcharge by Landlord) therefor from time-to-time.

7.02            Landlord’s failure to furnish, or any interruption, diminishment or termination of services due to the application of Laws, the failure of any equipment, the performance of repairs, improvements or alterations, utility interruptions or the occurrence of an event of Force Majeure (defined in Section 25.03) (collectively a “Service Failure”) shall not render Landlord liable to Tenant, constitute a constructive eviction of Tenant, give rise to an abatement of Rent, nor relieve Tenant from the obligation to fulfill any covenant or agreement. However, if, as a result of a Service Failure that is reasonably within the control of Landlord to correct, the Premises are made untenantable for a period in excess of seven (7) consecutive Business Days after Tenant notifies Landlord of such failure, then Tenant, as its sole remedy, shall be entitled to receive an abatement of Rent payable hereunder, retroactive to the first (1st) day of the Service Failure, and ending on the day the Service Failure ends. If the entire Premises have not been rendered untenantable by the Service Failure, the amount of abatement shall be equitably prorated.

8.	Leasehold Improvements.

All improvements in and to the Premises (but excluding Tenant’s furniture, trade fixtures, signage and equipment), including any Alterations (collectively, “Leasehold Improvements”) shall remain upon the Premises at the end of the Term without compensation to Tenant. Landlord, however, by written notice to Tenant at least thirty (30) days prior to the Termination Date, may require Tenant, at its expense, to remove (a) any Cable (defined in Section 9.01) installed by or for the benefit of Tenant, and (b) any Alterations (including, without limitation, the Tenant’s Work) that, in Landlord’s reasonable judgment, are of a nature that would require removal and repair costs that are materially in excess of the removal and repair costs associated with standard office and manufacturing improvements (collectively referred to as “Required Removables”). Required Removables shall include, without limitation, internal stairways, raised floors, vaults, rolling file systems and structural alterations and modifications. The designated Required Removables shall be removed by Tenant before the Termination Date. Tenant shall repair damage caused by the installation or removal of Required Removables. If Tenant fails to perform its obligations in a timely manner, Landlord may perform such work at Tenant’s expense. Tenant, at the time it requests approval for a proposed Alteration, may request in writing that Landlord advise Tenant whether the Alteration or any portion of the Alteration is a Required Removable. Within ten (10) days after receipt of Tenant’s request, Landlord shall advise Tenant in writing as to which portions of the Alteration are Required Removables. However, it is agreed that Required Removables shall not include any usual office or manufacturing improvements such as gypsum board, partitions, ceiling grids and tiles, floor tiles, fluorescent lighting panels, HVAC equipment, Building standard doors and non-glued down carpeting.

9.	Repairs and Alterations.

9.01            Tenant shall, at its sole cost and expense, perform all janitorial services for the Premises, including, without limitation, the restrooms located within the Premises. Tenant shall also perform all maintenance and repairs to the Premises (and the HVAC system serving the Premises) and keep the Premises (and the HVAC system serving the Premises) in good condition and repair, reasonable wear and tear and damage by casualty (subject to the terms of Article 16) excepted; provided, that, subject to the provisions of Article 15, Tenant shall not be responsible for repairs to the Premises to the extent that any damage is caused by the negligence of Landlord or Landlord’s employees, agents or contractors. Tenant’s repair and maintenance obligations include, without limitation, repairs to: (a) floor covering; (b) interior partitions and interior windows; (c) interior doors; (d) the demising walls; (e) electronic, phone and data cabling and related equipment that is installed by or for the exclusive benefit of Tenant (collectively, “Cable”); (f) the HVAC system serving the Premises and any supplemental air conditioning units, kitchens, including hot water heaters, plumbing, and similar facilities exclusively serving Tenant; and (g) Alterations (including, without limitation, the Tenant’s Work). To the extent Landlord is not reimbursed by insurance proceeds, Tenant shall reimburse Landlord for the cost of repairing damage to the Building caused by the negligent or willful acts of Tenant, Tenant Related Parties and their respective contractors and vendors. If Tenant fails to make any repairs to the Premises (including the HVAC system serving the Premises) for more than fifteen (15) days after notice from Landlord (although notice shall not be required in an emergency), Landlord may make the repairs, and Tenant shall pay the reasonable cost of the repairs, together with an administrative charge in an amount equal to five percent (5%) of the cost of the repairs.

9.02            Subject to reimbursement by Tenant for Expenses under Exhibit B, Landlord shall keep and maintain in good repair and working order and perform maintenance upon the: (a) structural elements of the Building; (b) mechanical (such as elevators, but excluding HVAC equipment and systems which Tenant shall be responsible for at Tenant’s sole cost and expense), electrical, plumbing and fire/life safety systems serving the Building in general (and not exclusively serving a particular premises); (c) Common Areas; (d) roof of the Building; and (e) exterior windows of the Building. Landlord shall promptly make repairs for which Landlord is responsible. Landlord shall have no obligation to perform any janitorial services in the Premises or the restrooms located within the Premises.

9.03            Tenant shall not make alterations, repairs, additions or improvements or install any Cable (collectively referred to as “Alterations”) without first obtaining the written consent of Landlord in each instance, which consent as to Alterations not affecting Base Building shall not be unreasonably withheld or delayed. Landlord’s consent is solely for the benefit of Landlord, and neither Tenant nor any third party shall have the right to rely on Landlord’s consent, or its approval of Tenant’s plans, for any purpose whatsoever. However, Landlord’s consent shall not be required for any Alteration that satisfies all of the following criteria (a “Cosmetic Alteration”): (a) is of a cosmetic nature such as painting, wallpapering, hanging pictures and installing carpeting; (b) is not visible from the exterior of the Premises or Building; (c) will not affect the Base Building; (d) does not require work to be performed inside the walls, below the floor, or above the ceiling of the Premises and (e) the cost of such work does not exceed $20,000.00 with respect to a particular set of Alterations. Cosmetic Alterations shall be subject to all the other provisions of this Section 9.03. Prior to starting work, Tenant shall furnish Landlord with plans and specifications; names of contractors reasonably acceptable to Landlord (provided that Landlord may designate specific contractors with respect to Base Building); required permits and approvals; evidence of contractor’s and subcontractor’s insurance in amounts reasonably required by Landlord and naming Landlord as an additional insured; and any security for performance in amounts reasonably required by Landlord. Changes to the plans and specifications must also be submitted to Landlord for its approval. Alterations shall be constructed in a good and workmanlike manner using materials of a quality reasonably approved by Landlord. Tenant shall reimburse Landlord for any reasonable out‑of‑pocket sums paid by Landlord for third party examination of Tenant’s plans for non-Cosmetic Alterations. Landlord’s approval of an Alteration shall not be deemed a representation by Landlord that the Alteration complies with Law. Promptly following Tenant’s request therefor, Landlord shall cooperate reasonably with Tenant in connection with Tenant’s procurement of any licenses, permits, “sign-offs”, approvals or related certificates which may be required by any governmental or quasi-governmental agency or authority with respect to Tenant’s Alterations and Leasehold Improvements in and to the Premises or with respect to the obtaining of any services, utilities or facilities from the public utility corporation(s) or other providers and/or suppliers of the same to the Building (including, without limitation, executing any permit applications required by any such governmental or quasi-governmental agencies or authorities and/or any such public utility corporations, providers and/or suppliers of such services, utilities or facilities by virtue of Landlord’s ownership of the Building so long as the same are in form and substance reasonably acceptable to Landlord and its attorneys); provided, however, that, (i) Landlord has approved of any such Alterations and Leasehold Improvements pursuant to, and to the extent required under, this Lease, and (ii) such cooperation shall be at Tenant’s sole cost and expense and Tenant shall reimburse Landlord for any of its reasonable out-of-pocket expenses incurred in connection with the foregoing.

10.	Entry by Landlord.

Landlord may enter the Premises to inspect, show the Premises or to perform or facilitate the performance of repairs, alterations or additions to the Premises or any portion of the Building. Except in the case of emergencies, Landlord agrees to follow reasonable and customary protocols of which Landlord has prior written notice when entering Tenant’s so-called “clean room” areas, whether or not during normal business hours. Except in emergencies or to provide Building services, Landlord shall (a) provide Tenant with reasonable prior verbal notice of entry, (b) use reasonable efforts to minimize any interference with Tenant’s use of the Premises, and (c) provide Tenant with a reasonable opportunity to have a representative of Tenant present during such entry. If reasonably necessary, Landlord may temporarily close all or a portion of the Premises to perform repairs, alterations and additions. However, except in emergencies, Landlord will not close the Premises if the work can reasonably be completed on weekends and after Building Service Hours. Entry by Landlord shall not constitute a constructive eviction or entitle Tenant to an abatement or reduction of Rent.

11.	Assignment and Subletting.

11.01            Except in connection with a Permitted Transfer (defined in Section 11.04), Tenant shall not assign, sublease, transfer or encumber any interest in this Lease or allow any third party to use any portion of the Premises (collectively or individually, a “Transfer”) without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed if Landlord does not exercise its recapture rights under Section 11.02. If the entity which controls the voting shares/rights of Tenant changes at any time, such change of ownership or control shall constitute a Transfer unless Tenant is an entity whose outstanding stock is listed on a recognized securities exchange or if at least eighty percent (80%) of its voting stock is owned by another entity, the voting stock of which is so listed. Any attempted Transfer in violation of this Section is voidable by Landlord. In no event shall any Transfer, including a Permitted Transfer, release or relieve Tenant from any obligation under this Lease.

11.02            Tenant shall provide Landlord with financial statements for the proposed transferee, a fully executed copy of the proposed assignment, sublease or other Transfer documentation and such other information as Landlord may reasonably request. Within fifteen (15) Business Days after receipt of the required information and documentation, Landlord shall either: (a) consent to the Transfer by execution of a consent agreement in a form reasonably designated by Landlord; (b) reasonably refuse to consent to the Transfer in writing and provide the basis for such refusal; or (c) in the event of an assignment of this Lease or subletting of more than twenty percent (20%) of the Rentable Square Footage of the Premises for more than fifty percent (50%) of the remaining Term (excluding unexercised options), recapture the portion of the Premises that Tenant is proposing to Transfer. If Landlord exercises its right to recapture, this Lease shall automatically be amended (or terminated if the entire Premises is being assigned or sublet) to delete the applicable portion of the Premises effective on the proposed effective date of the Transfer. Tenant shall pay Landlord a review fee of $1,000.00 for Landlord’s review of any Permitted Transfer or requested Transfer.

11.03            Tenant shall pay Landlord fifty percent (50%) of all rent and other consideration which Tenant receives as a result of a Transfer that is in excess of the Rent payable to Landlord for the portion of the Premises and Term covered by the Transfer. Tenant shall pay Landlord for Landlord’s share of the excess within thirty (30) days after Tenant’s receipt of the excess. Tenant may deduct from the excess, on a straight-line basis, all reasonable and customary expenses directly incurred by Tenant attributable to the Transfer. If Tenant is in Default, Landlord may require that all sublease payments be made directly to Landlord, in which case Tenant shall receive a credit against Rent in the amount of Tenant’s share of payments received by Landlord.

11.04            Tenant may assign this Lease to a successor to Tenant by purchase, merger, consolidation or reorganization (an “Ownership Change”) or assign this Lease or sublet all or a portion of the Premises to an Affiliate without the consent of Landlord, provided that all of the following conditions are satisfied (a “Permitted Transfer”): (a) Tenant is not in Default; (b) in the event of an Ownership Change, Tenant’s successor shall own substantially all of the assets of Tenant and have a net worth which is at least equal to Tenant’s net worth as of the day prior to the proposed Ownership Change; and (c) Tenant shall give Landlord written notice at least fifteen (15) Business Days prior to the effective date of the Permitted Transfer. Tenant’s notice to Landlord shall include information and documentation evidencing the Permitted Transfer and showing that each of the above conditions has been satisfied. If requested by Landlord, Tenant’s successor shall sign a commercially reasonable form of assumption agreement. “Affiliate” shall mean an entity controlled by, controlling or under common control with Tenant (for such period of time as such entity continues to be controlled by, controlling or under common control with Tenant, it being agreed that the subsequent sale or transfer of stock resulting in a change in voting control, or any other transaction(s) having the overall effect that such entity ceases to be controlled by, controlling or under common control with Tenant, shall be treated as if such sale or transfer or transaction(s) were, for all purposes, an assignment of this Lease governed by the provisions of this Article 11).

12.	Liens.

Tenant shall not permit mechanics’ or other liens to be placed upon the Property, Premises or Tenant’s leasehold interest in connection with any work or service done or purportedly done by or for the benefit of Tenant or its transferees. Tenant shall give Landlord notice at least fifteen (15) days prior to the commencement of any work in the Premises to afford Landlord the opportunity, where applicable, to post and record notices of non-responsibility. Tenant, within ten (10) days of notice from Landlord, shall fully discharge any lien by settlement, by bonding or by insuring over the lien in the manner prescribed by the applicable lien Law. If Tenant fails to do so, Landlord may bond, insure over or otherwise discharge the lien. Tenant shall reimburse Landlord for any amount paid by Landlord, including, without limitation, reasonable attorneys’ fees. Landlord shall have the right to require Tenant to post a performance or payment bond in connection with any work or service done or purportedly done by or for the benefit of Tenant. Tenant acknowledges and agrees that all such work or service is being performed for the sole benefit of Tenant and not for the benefit of Landlord.

13.	Indemnity and Waiver of Claims.

Tenant indemnifies Landlord and its trustees, members, principals, beneficiaries, partners, officers, directors, employees, Mortgagees (defined in Article 22) and agents (the “Landlord Related Parties”) from claims for injury to or death of persons or damage to property in any manner related to: (a) acts of third parties engaged by or at the direction of Tenant (other than Landlord, or any agent or contractor of Landlord); or (b) the inadequacy or failure of any security services, personnel or equipment used or controlled by Tenant. In addition to the foregoing, Tenant agrees that Landlord shall have no responsibility or liability whatsoever for any loss or damage, however caused, to Alterations, Leasehold Improvements, furnishings, fixtures, equipment, or other personal property of Tenant or of any persons claiming by, through, or under Tenant or of any resulting loss of income associated with any such loss or damage. Notwithstanding anything to the contrary set forth in this Article 13, any insurance deductibles or self-insured retentions shall be considered insurance for all purposes under this Article 13 and the waiver hereunder shall apply to the same.

Except to the extent caused by the negligence or willful misconduct of Landlord or any of Landlord’s contractors, employees, or agents, and subject to the terms and provisions of Section 15, Tenant shall indemnify, defend and hold Landlord and Landlord Related Parties harmless against and from liabilities, obligations, damages, penalties, claims, actions, costs, charges and expenses, including, without limitation, reasonable attorneys’ fees and other professional fees (if and to the extent permitted by Law) (collectively referred to as “Losses”), which may be imposed upon, incurred by or asserted against Landlord or any of the Landlord Related Parties by any third party and arising out of or in connection with any damage to personal property or physical injury occurring in the Premises or any acts or omissions (including violations of Law) of Tenant, the Tenant Related Parties or any of Tenant’s transferees, contractors, licensees, employees or agents. Except to the extent caused by the negligence or willful misconduct of Tenant or any Tenant Related Parties or any of Tenant’s transferees, contractors, licensees, employees or agents, and subject to the terms and provisions of Section 15, Landlord shall indemnify, defend and hold Tenant, its trustees, members, principals, beneficiaries, partners, officers, directors, and employees (“Tenant Related Parties”) harmless against and from all Losses which may be imposed upon, incurred by or asserted against Tenant or any of the Tenant Related Parties by any third party and arising out of or in connection with the acts or omissions (including violations of Law) of Landlord or any of Landlord’s contractors, employees or agents.

14.	Insurance.

(a)            Tenant’s Insurance. Tenant shall obtain, and shall keep in full force and effect, the following insurance, with insurers that are authorized to do business in the Commonwealth of Massachusetts and are rated at least A (Class X) in Best’s Key Rating Guide:

(i)            Commercial General Liability Insurance, which shall include premises liability, contractual liability covering Tenant’s indemnity obligations under this Lease (to the extent covered as an Insured Contract in a standard ISO GCL Policy), fire legal liability, personal & advertising injury and products/completed operations coverage. The policy shall insure against claims for bodily injury, personal injury, death or property damage occurring on, in or about the Premises with limits of not less than Ten Million Dollars ($10,000,000) total per occurrence and in the aggregate made up of any combination of primary and excess follow-form/umbrella liability insurance.

(ii)            Special Form (“All Risk”) Property, insuring all equipment, trade fixtures, inventory, fixtures and personal property (“Tenant’s Property”) and any Alterations or other Leasehold Improvements which are the responsibility of Tenant, located on or in the Premises with an agreed amount endorsement and equal to the full replacement cost value of such property.

(iii)            Workers’ Compensation Insurance as required by applicable laws of the State in which the Premises is located, including Employers’ Liability Insurance with limits of not less than: (x) $100,000 per accident; (y) $500,000 disease, policy limit; and (z) $100,000 disease, each employee.

(iv)            Business Interruption Insurance with limits of not less than the amount necessary to cover continuing expenses including rents and extra expenses for at least one (1) year; provided that if Tenant elects not to carry or self-insure business interruption insurance, Tenant shall not be in Default under the terms of this Lease and Tenant further acknowledges that Landlord is released from any and all liability arising during the Lease Term which would have been covered by business interruption insurance had Tenant carried such insurance.

(v)            Such other insurance as may be required by any Mortgagee.

(vi)            In addition to the above aforementioned insurances, and during any such time as any alterations or work is being performed at the Premises (except that work being performed by the Landlord or on behalf of Landlord) Tenant, at its sole cost and expense, shall cause the contractor performing such work to carry and shall deliver to Landlord at least ten (10) days prior to commencement of any such alteration or work, evidence of insurance with respects to (a) workers compensation insurance covering all persons employed in connection with the proposed alteration or work in statutory limits, (b) general/excess liability insurance, in an amount commensurate with the work to be performed but not less than Two Million Dollars ($2,000,000) per occurrence and in the aggregate, for ongoing and completed operations insuring against bodily injury and property damage and naming all additional insured parties as outlined below and required of Tenant and shall include a waiver of subrogation in favor of such parties, (c) builders risk insurance, to the extent such alterations or work may require, on a completed value form including permission to occupy, covering all physical loss or damages, in an amount and kind reasonable satisfactory to Landlord, and (d) such other insurance, in such amounts, as Landlord deems reasonably necessary to protect Landlord’s interest in the Premises from any act or omission of Tenant’s contactors or subcontractors.

(b)            Policy Requirements. The policies of insurance required to be maintained by Tenant pursuant to this Section 14 must be reasonably satisfactory to Landlord and must be written as primary policy coverage and not contributing with, or in excess of, any coverage carried by Landlord. All policies must name Tenant as the named insured party and (except for worker’s compensation and property insurance) all policies shall name as additional insureds for on-going and completed operations, Landlord, Normandy Real Estate Partners, LLC, Normandy Real Estate Management Co., LLC, the Mortgagees under any Mortgage, and all of their respective affiliates, members, officers, employees, agents and representatives, managing agents, and other designees of Landlord and its successors as the interest of such designees shall appear. In addition, for any (i) statutorily permitted reason other than non-payment of premium, Tenant agrees and shall provide at least thirty (30) days’ prior written notice of suspension, cancellation, termination or non-renewal of coverage to Landlord, and (ii) non-payment of premium, Tenant agrees and shall provide at least ten (10) days’ prior written notice of suspension, cancellation, termination or non-renewal of coverage to Landlord. Tenant shall not self-insure for any insurance coverage required to be carried by Tenant under this Lease. The deductible for any insurance policy required hereunder must not exceed $25,000. Tenant shall have the right to provide the insurance coverage required under this Lease through a blanket policy, provided such blanket policy expressly affords coverage to the Premises and to Landlord as required by this Lease.

(c)            Certificates of Insurance. Prior to the Commencement Date, Tenant shall deliver to Landlord certificates of insurance evidencing all insurance Tenant is obligated to carry under this Lease, together with a copy of the endorsement(s), specifically but not limited to Waiver of Rights to Recover From Others, Additional Insureds (on-going and completed operations) and Contractual Liability endorsements. Within five (5) days prior to the expiration of any such insurance, Tenant shall deliver to Landlord certificates of insurance evidencing the renewal of such insurance. Tenant’s certificates of insurance must be on: (i) Acord Form 27 with respect to property insurance; and (ii) Acord Form 25-S with respect to liability insurance or, in each case, on successor forms approved by Landlord, and in any event state as the certificate holder: Compliance Services Corporation, on behalf of Normandy Real Estate Partners, LLC, P.O. Box 2750, Montgomery Village, MD 20886.

(d)            No Separate Insurance. Tenant shall not obtain or carry separate insurance concurrent in form or contributing in the event of loss with that required by Section 14(a) unless Landlord and Tenant are named as insureds therein.

(e)            Tenant’s Failure to Maintain Insurance. If Tenant fails to maintain the insurance required by this Lease, Landlord may, but shall not be obligated to, obtain, and pay the premiums for, such insurance. Upon demand, Tenant shall pay to Landlord all amounts paid by Landlord pursuant to this Section 14(e).

(f)            Landlord’s Insurance. Landlord, shall at all times during the Term of this Lease procure and keep in force (i) commercial general liability insurance covering the Common Areas and Landlord’s indemnity obligations (to the extent normally available in a commercial general liability policy) set forth within at limits no less than those required by Landlord’s mortgagee, and (ii) Special Form “All Risk” property insurance covering the full replacement cost of the Building with no coinsurance limitation and including all coverages and perils as required by Landlord’s mortgagee.

15.	Subrogation.

Landlord and Tenant agree to have all property insurance policies which are required to be carried by either of them hereunder endorsed to provide that the insurer waives all rights of subrogation which such insurer might have against the other party and Landlord’s mortgagee, if any. By this clause, the parties intend and hereby agree that the risk of loss or damage to property shall be borne by the parties’ insurance carriers. It is hereby agreed that Landlord and Tenant shall look solely to, and seek recovery from, only their respective insurance carriers in the event a loss is sustained for which Property Insurance is carried or is required to be carried under this Lease. Without limiting any release or waiver of liability or recovery contained in any other Section of this Lease but rather in confirmation and furtherance thereof, Landlord waives all claims for recovery from Tenant, and Tenant waives all claims for recovery from Landlord, and their respective agents, partners and employees, for any loss or damage to any of its property insured under the insurance policies required hereunder including but not limited to any business interruption, loss of income or special, indirect or consequential damages; subject, however, to Tenant’s liability for such damages under the last sentence of Section 21 in the event of a holdover by Tenant. Notwithstanding anything to the contrary set forth in this Article 15, any insurance deductibles or self-insured retentions shall be considered insurance for all purposes under this Article 15 and the waiver hereunder shall apply to the same. The provisions of this Section 15 will survive the expiration or earlier termination of this Lease.

16.	Casualty Damage.

16.01            If all or any portion of the Premises becomes untenantable by fire or other casualty to the Premises (collectively a “Casualty”), Landlord, with reasonable promptness, shall cause a general contractor selected by Landlord to provide Landlord and Tenant with a good faith written estimate of the amount of time required using standard working methods to substantially complete the repair and restoration of the Premises and any Common Areas necessary to provide access to the Premises (“Completion Estimate”). If the Completion Estimate indicates that the Premises or any Common Areas necessary to provide access to the Premises cannot be made tenantable within two hundred seventy (270) days from the date the repair is started, then either party shall have the right to terminate this Lease upon written notice to the other within ten (10) days after receipt of the Completion Estimate. Tenant, however, shall not have the right to terminate this Lease if the Casualty was caused by the negligence or intentional misconduct of Tenant or any Tenant Related Parties. In addition, Landlord, by notice to Tenant within ninety (90) days after the date of the Casualty, shall have the right to terminate this Lease if: (1) the Premises have been materially damaged and there is less than two (2) years of the Term remaining on the date of the Casualty; (2) any Mortgagee requires that the insurance proceeds be applied to the payment of the mortgage debt; or (3) a material uninsured loss to the Building occurs.

16.02            If this Lease is not terminated, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord’s reasonable control, restore the Premises and Common Areas. Such restoration shall be to substantially the same condition that existed prior to the Casualty, except for modifications required by Law or any other modifications to the Common Areas deemed desirable by Landlord. Upon notice from Landlord, Tenant shall assign to Landlord (or to any party designated by Landlord) all property insurance proceeds payable to Tenant under Tenant’s Insurance with respect to any Leasehold Improvements performed by or for the benefit of Tenant; provided if the estimated cost to repair such Leasehold Improvements exceeds the amount of insurance proceeds received by Landlord from Tenant’s insurance carrier, the excess cost of such repairs shall be paid by Tenant to Landlord prior to Landlord’s commencement of repairs. Within fifteen (15) days of demand, Tenant shall also pay Landlord for any additional excess costs that are determined during the performance of the repairs, or Tenant, at its option, may determine not to repair the same unless such repairs are to the portion of the Leasehold Improvements that were constructed using funds from the Landlord’s Contribution, in which case Tenant shall be obligated to pay for the cost to restore such portion of the Leasehold Improvements. Landlord shall not be liable for any inconvenience to Tenant, or injury to Tenant’s business resulting in any way from the Casualty or the repair thereof unless caused by the gross negligence or willful misconduct of Landlord or its agents or contractors. Provided that Tenant is not in Default, during any period of time that all or a material portion of the Premises is rendered untenantable as a result of a Casualty, the Rent shall abate for the portion of the Premises that is untenantable and not used by Tenant.

17.	Condemnation.

Either party may terminate this Lease if any material part of the Premises is taken or condemned for any public or quasi public use under Law, by eminent domain or private purchase in lieu thereof (a “Taking”). Landlord shall also have the right to terminate this Lease if there is a Taking of any portion of the Building or Property which would have a material adverse effect on Landlord’s ability to profitably operate the remainder of the Building. The terminating party shall provide written notice of termination to the other party within forty-five (45) days after it first receives notice of the Taking. The termination shall be effective on the date the physical taking occurs. If this Lease is not terminated, Base Rent and Tenant’s Pro Rata Share shall be appropriately adjusted to account for any reduction in the square footage of the Building or Premises. All compensation awarded for a Taking shall be the property of Landlord; provided, however that Tenant may file a separate claim for Tenant’s Property and Tenant’s relocation expenses.

18.	Events of Default.

Each of the following occurrences shall be a “Default”: (a) Tenant’s failure to pay any portion of Rent when due, if the failure continues for five (5) days after written notice to Tenant (“Monetary Default”); (b) Tenant’s failure (other than a Monetary Default) to comply with any term, provision, condition or covenant of this Lease, if the failure is not cured within thirty (30) days after written notice to Tenant provided, however, if Tenant’s failure to comply cannot reasonably be cured within thirty (30) days, Tenant shall be allowed additional time (not to exceed ninety (90) days) as is reasonably necessary to cure the failure so long as Tenant begins the cure within ten (10) days after such notice to Tenant and diligently pursues the cure to completion; (c) Tenant becomes insolvent, makes a transfer in fraud of creditors, makes an assignment for the benefit of creditors, admits in writing its inability to pay its debts when due or forfeits or loses its right to conduct business; (d) the leasehold estate is taken by process or operation of Law; or (e) Tenant does not take possession of or abandons all or any portion of the Premises. If Landlord provides Tenant with notice of Tenant’s failure to comply with any specific provision of this Lease on three (3) separate occasions during any twelve-(12)-month period, Tenant’s subsequent violation of such provision shall, at Landlord’s option, be an incurable Default by Tenant. All notices sent under this Article shall be in satisfaction of, and not in addition to, notice required by Law.

19.	Remedies.

19.01            Upon Default, Landlord shall have the right to pursue any one or more of the following remedies:

(a)            Terminate this Lease, in which case Tenant shall immediately surrender the Premises to Landlord. If Tenant fails to surrender the Premises, Landlord, in compliance with Law, may enter upon and take possession of the Premises and remove Tenant, Tenant’s Property and any party occupying the Premises. Tenant shall pay Landlord, on demand, all past due Rent and other losses and damages Landlord suffers as a result of Tenant’s Default, including, without limitation, all reasonable Costs of Reletting (defined below) and any deficiency that may arise from reletting or the failure to relet the Premises. “Costs of Reletting” shall include all reasonable costs and expenses incurred by Landlord in reletting or attempting to relet the Premises, including, without limitation, legal fees, brokerage commissions, the cost of alterations and the value of other commercially reasonable concessions or allowances granted to a new tenant. In the event that Landlord terminates this Lease and Tenant’s right to possession of the Premises, Landlord shall use reasonable efforts to relet the Premises on such terms as Landlord in its sole discretion may determine (including a term different from the Term, rental concessions, and alterations to, and improvement of, the Premises); however, Landlord shall not be obligated to relet the Premises before leasing other portions of the Building.

(b)            Terminate Tenant’s right to possession of the Premises and, in compliance with Law, remove Tenant, Tenant’s Property and any parties occupying the Premises. Landlord may (but, except as expressly provided below, shall not be obligated to) relet all or any part of the Premises, without notice to Tenant, for such period of time and on such terms and conditions (which may include concessions, free rent and work allowances) as Landlord in its absolute discretion shall determine. Landlord may collect and receive all rents and other income from the reletting. Tenant shall pay Landlord on demand all past due Rent, all Costs of Reletting and any deficiency arising from the reletting or failure to relet the Premises. The re-entry or taking of possession of the Premises shall not be construed as an election by Landlord to terminate this Lease. Landlord shall use reasonable efforts to relet the Premises on such terms as Landlord in its sole discretion may determine (including a term different from the Term, rental concessions, and alterations to, and improvement of, the Premises); however, Landlord shall not be obligated to relet the Premises before leasing other portions of the Building. Landlord shall not be liable for, nor shall Tenant’s obligations hereunder be diminished because of, Landlord’s failure to relet the Premises or to collect rent due for such reletting.

19.02            In lieu of calculating damages under Section 19.01, Landlord may elect to receive as damages the sum of (a) all Rent accrued through the date of termination of this Lease or Tenant’s right to possession, and (b) an amount equal to the total Rent that Tenant would have been required to pay for the remainder of the Term discounted to present value, minus the then present fair rental value of the Premises for the remainder of the Term, similarly discounted, after deducting all anticipated Costs of Reletting. If Tenant is in Default of any of its non-monetary obligations under the Lease, Landlord shall have the right to perform such obligations. Tenant shall reimburse Landlord for the cost of such performance upon demand together with an administrative charge equal to ten percent (10%) of the cost of the work performed by Landlord. The repossession or re-entering of all or any part of the Premises shall not relieve Tenant of its liabilities and obligations under this Lease. No right or remedy of Landlord shall be exclusive of any other right or remedy. Each right and remedy shall be cumulative and in addition to any other right and remedy now or subsequently available to Landlord at Law or in equity.

20.	Limitation of Liability.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS LEASE, THE LIABILITY OF LANDLORD (AND OF ANY SUCCESSOR LANDLORD) SHALL BE LIMITED TO LANDLORD’S INTEREST IN THE PROPERTY FOR THE RECOVERY OF ANY JUDGMENT OR AWARD AGAINST LANDLORD OR ANY LANDLORD RELATED PARTY. NEITHER TENANT, LANDLORD, NOR ANY LANDLORD RELATED PARTY OR TENANT RELATED PARTY SHALL BE PERSONALLY LIABLE FOR ANY JUDGMENT OR DEFICIENCY, AND IN NO EVENT SHALL TENANT OR LANDLORD OR ANY LANDLORD OR TENANT RELATED PARTY OR ANY MORTGAGEES BE LIABLE FOR ANY LOST PROFIT, DAMAGE TO OR LOSS OF BUSINESS OR ANY FORM OF SPECIAL, PUNITIVE, EXEMPLARY, INDIRECT OR CONSEQUENTIAL DAMAGE, EXCEPT AS PROVIDED FOR TENANT IN THE CASE OF A HOLDOVER BY TENANT AS PROVIDED UNDER THE LAST SENTENCE OF SECTION 21. BEFORE FILING SUIT FOR AN ALLEGED DEFAULT BY LANDLORD, TENANT SHALL GIVE LANDLORD AND THE MORTGAGEE(S) WHOM TENANT HAS BEEN NOTIFIED HOLD MORTGAGES (DEFINED IN ARTICLE 23 BELOW), NOTICE AND REASONABLE TIME TO CURE THE ALLEGED DEFAULT. LANDLORD AND TENANT EXPRESSLY DISCLAIM ANY IMPLIED WARRANTY THAT THE PREMISES ARE SUITABLE FOR TENANT’S INTENDED COMMERCIAL PURPOSE, AND TENANT’S OBLIGATION TO PAY RENT HEREUNDER IS NOT, EXCEPT AS OTHERWISE EXPRESSLY SPECIFIED HEREIN, DEPENDENT UPON THE CONDITION OF THE PREMISES OR THE PERFORMANCE BY LANDLORD OF ITS OBLIGATIONS HEREUNDER, AND, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, TENANT SHALL CONTINUE TO PAY THE RENT, WITHOUT ABATEMENT, SETOFF OR DEDUCTION, NOTWITHSTANDING ANY BREACH BY LANDLORD OF ITS DUTIES OR OBLIGATIONS HEREUNDER, WHETHER EXPRESS OR IMPLIED.

21.	Holding Over.

If Tenant fails to surrender all or any part of the Premises at the termination of this Lease, occupancy of the Premises after termination shall be that of a tenancy at sufferance. Tenant’s occupancy shall be subject to all the terms and provisions of this Lease and Tenant shall pay an amount (on a per month basis without reduction for partial months during the holdover) equal to one hundred fifty percent (150%) of the sum of the Base Rent and Additional Rent due for the period immediately preceding the holdover. No holdover by Tenant or payment by Tenant after the termination of this Lease shall be construed to extend the Term or prevent Landlord from immediate recovery of possession of the Premises by summary proceedings or otherwise. If Landlord is unable to deliver possession of the Premises to a new tenant or to perform improvements for a new tenant as a result of Tenant’s holdover, Tenant shall be liable for all damages that Landlord suffers from the holdover.

22.	Subordination to Mortgages; Estoppel Certificate.

22.01            Tenant accepts this Lease subject and subordinate to any mortgage(s), deed(s) of trust, ground lease(s) or other lien(s) now or subsequently arising upon the Premises, the Building or the Property, and to renewals, modifications, refinancings and extensions thereof (collectively referred to as a “Mortgage”). The party having the benefit of a Mortgage shall be referred to as a “Mortgagee”. This clause shall be self-operative, but upon request from a Mortgagee, Tenant shall execute a commercially reasonable subordination agreement in favor of the Mortgagee. As an alternative, a Mortgagee shall have the right at any time to subordinate its Mortgage to this Lease. Upon request, Tenant, without charge, shall attorn to any successor to Landlord’s interest in this Lease. Landlord and Tenant shall each, within ten (10) days after receipt of a written request from the other, execute and deliver a commercially reasonable estoppel certificate to those parties as are reasonably requested by the other (including a Mortgagee or prospective purchaser). Without limitation, such estoppel certificate may include a certification as to the status of this Lease, the existence of any Defaults and the amount of Rent that is due and payable.

22.02            Within thirty (30) days after the date that this Lease shall be executed and delivered by the parties, Landlord shall use reasonable efforts to deliver to Tenant a subordination, non-disturbance and attornment agreement from the existing Mortgagee of the Building substantially in such Mortgagee’s form (an “SNDA”). Landlord’s failure to obtain such an SNDA for Tenant, however, shall have no effect on the rights, obligations and liabilities of Landlord and Tenant or be considered to be a default by Landlord hereunder.

23.	Notice.

All demands, approvals, consents or notices (collectively referred to as a “notice”) shall be in writing and delivered by hand or sent by registered or certified mail with return receipt requested or sent by overnight or same day courier service at the party’s respective Notice Address(es) set forth in Article 1. Each notice shall be deemed to have been received on the earlier to occur of actual delivery or the date on which delivery is refused, or, if Tenant has vacated the Premises or any other Notice Address of Tenant without providing a new Notice Address, three (3) days after notice is deposited in the U.S. mail or with a courier service in the manner described above. Either party may, at any time, change its Notice Address (other than to a post office box address) by giving the other party written notice of the new address.

24.	Surrender of Premises.

At the termination of this Lease or Tenant’s right of possession, Tenant shall remove Tenant’s Property from the Premises, and quit and surrender the Premises to Landlord, broom clean, and in good order, condition and repair, ordinary wear and tear and damage which Landlord is obligated to repair hereunder excepted. If Tenant fails to remove any of Tenant’s Property within ten (10) days after termination of this Lease or Tenant’s right to possession, Landlord, at Tenant’s sole cost and expense, shall be entitled (but not obligated) to remove and store Tenant’s Property. Landlord shall not be responsible for the value, preservation or safekeeping of Tenant’s Property. Tenant shall pay Landlord, upon demand, the expenses and storage charges incurred. If Tenant fails to remove Tenant’s Property from the Premises or storage, within thirty (30) days after notice, Landlord may deem all or any part of Tenant’s Property to be abandoned and title to Tenant’s Property shall vest in Landlord.

25.	Miscellaneous.

25.01            This Lease shall be interpreted and enforced in accordance with the Laws of the state or commonwealth in which the Building is located and Landlord and Tenant hereby irrevocably consent to the jurisdiction and proper venue of such state or commonwealth. If any term or provision of this Lease shall to any extent be void or unenforceable, the remainder of this Lease shall not be affected. If there is more than one Tenant or if Tenant is comprised of more than one party or entity, the obligations imposed upon Tenant shall be joint and several obligations of all the parties and entities, and requests or demands from any one person or entity comprising Tenant shall be deemed to have been made by all such persons or entities. Notices to any one person or entity shall be deemed to have been given to all persons and entities. Tenant represents and warrants to Landlord that each individual executing this Lease on behalf of Tenant is authorized to do so on behalf of Tenant and that Tenant is not, and the entities or individuals constituting Tenant or which may own or control Tenant or which may be owned or controlled by Tenant are not, among the individuals or entities identified on any list compiled pursuant to Executive Order 13224 for the purpose of identifying suspected terrorists.

25.02            If either party institutes a suit against the other for violation of or to enforce any covenant, term or condition of this Lease, the prevailing party shall be entitled to all of its costs and expenses, including, without limitation, reasonable attorneys’ fees. Landlord and Tenant hereby waive any right to trial by jury in any proceeding based upon a breach of this Lease. Either party’s failure to declare a Default immediately upon its occurrence, or delay in taking action for a Default, shall not constitute a waiver of the Default, nor shall it constitute an estoppel.

25.03            Whenever a period of time is prescribed for the taking of an action by Landlord or Tenant (other than the payment of the Security Deposit or Rent), the period of time for the performance of such action shall be extended by the number of days that the performance is actually delayed due to strikes, acts of God, shortages of labor or materials, war, terrorist acts, civil disturbances and other causes beyond the reasonable control of the performing party (“Force Majeure”).

25.04            Landlord shall have the right to transfer and assign, in whole or in part, all of its rights and obligations under this Lease and in the Building and Property. Upon transfer Landlord shall be released from any further obligations hereunder and Tenant agrees to look solely to the successor in interest of Landlord for the performance of such obligations, provided that, any successor pursuant to a voluntary, third party transfer (but not as part of an involuntary transfer resulting from a foreclosure or deed in lieu thereof) shall have assumed Landlord’s obligations under this Lease.

25.05            Landlord has delivered a copy of this Lease to Tenant for Tenant’s review only and the delivery of it does not constitute an offer to Tenant or an option. Tenant represents that it has dealt directly with and only with the Broker as a broker in connection with this Lease. Tenant shall indemnify and hold Landlord and the Landlord Related Parties harmless from all claims of any other brokers claiming to have represented Tenant in connection with this Lease. Landlord shall indemnify and hold Tenant and the Tenant Related Parties harmless from all claims of any brokers claiming to have represented Landlord in connection with this Lease. Notwithstanding the foregoing, Landlord shall pay any commission due and payable hereunder pursuant to a separate agreement with such Broker, all upon the completion and full execution of this Lease, and not otherwise.

25.06            Time is of the essence with respect to Tenant’s exercise of any expansion or extension rights granted to Tenant. The expiration of the Term, whether by lapse of time, termination or otherwise, shall not relieve either party of any obligations which accrued prior to or which may continue to accrue after the expiration or termination of this Lease.

25.07            Landlord shall not disturb Tenant’s use of the Premises, subject to the terms of this Lease, provided Tenant pays the Rent and fully performs all of its covenants and agreements.

25.08            This Lease does not grant any rights to light or air over or about the Building. Landlord excepts and reserves exclusively to itself any and all rights not specifically granted to Tenant under this Lease. This Lease constitutes the entire agreement between the parties and supersedes all prior agreements and understandings related to the Premises, including all lease proposals, letters of intent and other documents. Neither party is relying upon any warranty, statement or representation not contained in this Lease. This Lease may be modified only by a written agreement signed by an authorized representative of Landlord and Tenant.

25.09            Tenant shall not record this Lease or any memorandum or notice without Landlord’s prior written consent; provided, however, Landlord agrees to consent to the recordation or registration of a memorandum or notice of this Lease, at Tenant’s cost and expense (and in a form reasonably satisfactory to Landlord), if the initial Term of this Lease or the initial Term plus extension terms granted exceed, in the aggregate, 7 years. If this Lease is terminated before the Term expires, upon Landlord’s request the parties shall execute, deliver and record an instrument acknowledging the above and the date of the termination of this Lease, and Tenant appoints Landlord its attorney-in-fact in its name and behalf to execute the instrument if Tenant shall fail to execute and deliver the instrument after Landlord’s request therefor within ten (10) days.

25.10            Within fifteen (15) days after Landlord’s request, Tenant will furnish Tenant’s most recent audited financial statements (including any notes to them) to Landlord, or, if no such audited statements have been prepared, such other financial statements (and notes to them) as may have been prepared by an independent certified public accountant or, failing those, Tenant’s internally prepared financial statements. Notwithstanding the foregoing, except in the case of a proposed sale or financing, Tenant shall have no obligation to provide to Landlord financial statements as provided in the preceding sentence more often than once per year during the Term. Tenant will discuss its financial statements with Landlord and will give Landlord access to Tenant’s books and records in order to enable Landlord to verify the financial statements. Landlord will not disclose any aspect of Tenant’s financial statements that Tenant designates to Landlord as confidential except (1) to Landlord’s lenders or prospective purchasers of the Building, (2) in litigation between Landlord and Tenant, and (3) if required by court order. Notwithstanding the foregoing, Landlord, however, shall not require Tenant to provide such information unless Landlord is requested to produce the information in connection with a proposed financing or sale of the Building or upon a Default by Tenant. Upon written request by Tenant, Landlord shall enter into a commercially reasonable confidentiality agreement covering any confidential information that is disclosed by Tenant. Notwithstanding the foregoing, so long as Tenant is a publicly traded entity, Landlord shall rely on Tenant’s financial statements as filed with the Securities and Exchange Commission (the “SEC”) and Tenant shall not be obligated to furnish any additional financial information hereunder.

25.11            Whenever Tenant requests Landlord to take any action or give any consent required or permitted under this Lease, Tenant will reimburse Landlord for Landlord’s reasonable costs incurred in reviewing the proposed action or consent, including, without limitation, reasonable attorneys’, engineers’ or architects’ fees (which applicable fees shall not exceed $750.00 per transaction), within thirty (30) days after Landlord’s delivery to Tenant of a statement of such costs. Tenant will be obligated to make such reimbursement without regard to whether Landlord consents to any such proposed action.

25.12            Tenant and its telecommunications companies, including but not limited to local exchange telecommunications companies and alternative access vendor services companies shall have no right of access to and within the Building, for the installation and operation of telecommunications systems including but not limited to voice, video, data, and any other telecommunications services provided over wire, fiber optic, microwave, wireless, and any other transmission systems, for part or all of Tenant’s telecommunications within the Building and from the Building to any other location without Landlord’s prior written consent. Landlord shall not unreasonably withhold its consent to the installation and operation of such telecommunications systems, telecommunication services and/or transmission systems if located entirely within the Premises; otherwise, Landlord may withhold or delay its consent in its sole discretion.

25.13            Tenant acknowledges that the terms and conditions of this Lease are to remain confidential for Landlord’s benefit, and may not be disclosed by Tenant to anyone, by any manner or means, directly or indirectly, without Landlord’s prior written consent except as expressly required by Law (including applicable SEC rules which require disclosure of this Lease). The consent by Landlord to any disclosures shall not be deemed to be a waiver on the part of Landlord of any prohibition against any future disclosure.

25.14            The term “Hazardous Materials” means any substance, material, or waste which is now or hereafter classified or considered to be hazardous, toxic, or dangerous under any Law relating to pollution or the protection or regulation of human health, natural resources or the environment, or poses or threatens to pose a hazard to the health or safety of persons on the Premises or in the Building. Tenant shall not use, generate, store, or dispose of, or permit the use, generation, storage or disposal of Hazardous Materials on or about the Premises or the Building except in a manner and quantity necessary for the ordinary performance of Tenant’s business, and then in compliance with all Laws. If Tenant breaches its obligations under this Section 25.14, Landlord may immediately take any and all action reasonably appropriate to remedy the same, including taking all appropriate action to clean up or remediate any contamination resulting from Tenant’s use, generation, storage or disposal of Hazardous Materials. Tenant shall defend, indemnify, and hold harmless Landlord and its representatives and agents from and against any and all claims, demands, liabilities, causes of action, suits, judgments, damages and expenses (including attorneys’ fees and cost of cleanup and remediation) arising from Tenant’s failure to comply with the provisions of this Section 25.14; provided, however, that Tenant shall not be liable to Landlord for any claims relating to Hazardous Materials that were present on the Premises prior to Tenant taking occupancy of the Premises unless Tenant’s negligence or willful misconduct exacerbates the release of such Hazardous Materials. This indemnity provision shall survive termination or expiration of the Lease.

26.	OFAC Compliance.

(a)            Tenant represents and warrants that (a) Tenant and each person or entity owning an interest in Tenant is (i) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation (collectively, the “List”), and (ii) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, (b) none of the funds or other assets of Tenant constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person (as hereinafter defined), (c) no Embargoed Person has any interest of any nature whatsoever in Tenant (whether directly or indirectly), (d) none of the funds of Tenant have been derived from any unlawful activity with the result that the investment in Tenant is prohibited by law or that the Lease is in violation of law, and (e) Tenant has implemented procedures, and will consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times. The term “Embargoed Person” means any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in Tenant is prohibited by law or Tenant is in violation of law.

(b)            Tenant covenants and agrees (a) to comply with all requirements of law relating to money laundering, anti-terrorism, trade embargoes and economic sanctions, now or hereafter in effect, (b) to immediately notify Landlord in writing if any of the representations, warranties or covenants set forth in this paragraph or the preceding paragraph are no longer true or have been breached or if Tenant has a reasonable basis to believe that they may no longer be true or have been breached, (c) not to use funds from any “Prohibited Person” (as such term is defined in the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) to make any payment due to Landlord under the Lease and (d) at the request of Landlord, to provide such information as may be requested by Landlord to determine Tenant’s compliance with the terms hereof.

(c)            Tenant hereby acknowledges and agrees that Tenant’s inclusion on the List at any time during the Lease Term shall be a material Default of the Lease. Notwithstanding anything herein to the contrary, Tenant shall not permit the Premises or any portion thereof to be used or occupied by any person or entity on the List or by any Embargoed Person (on a permanent, temporary or transient basis), and any such use or occupancy of the Premises by any such person or entity shall be a material Default of the Lease.

27.	Parking.

Landlord shall provide non-reserved vehicle access to the surface parking lot areas on the Property in areas designated by Landlord from time-to-time at a ratio of three (3) vehicle spaces per each 1,000 rentable square feet of the Premises (i.e., non-reserved parking for seventy-three (73) motor vehicles based upon the Tenant’s occupancy of 24,400 rentable square feet; the foregoing referred to herein as “Tenant’s Parking”). Tenant’s Parking shall be non-transferable (directly or indirectly) to any other institutions, entities or individuals. Overnight parking (other than a limited number of such Tenant’s Parking spaces for delivery or other service vehicles or for Tenant employees working the overnight shift or travelling for or on behalf of Tenant for a reasonable duration of time in connection with such purposes) at the Building or on the Property shall be strictly prohibited.

Landlord shall not be responsible for money, jewelry, automobiles or other personal property lost in or stolen from the parking lot. Landlord shall not be liable for any loss, injury or damage to persons using the parking lot or automobiles or other property thereon, it being agreed that, to the fullest extent permitted by law, the use of the parking lot and the parking spaces shall be at the sole risk of Tenant and its employees. Except for emergency repairs, Tenant and its employees shall not perform any work on any automobiles while located in the parking lot.

Tenant’s Parking shall be subject to such reasonable rules and regulations therefor as may be set and changed with reasonable prior notice by the Landlord from time to time and uniformly enforced by Landlord during the Term. Landlord agrees that such rules and regulations shall be established and applied by Landlord in a non-discriminatory fashion, such that all rules and regulations shall be generally applicable to all other tenants of the Building of a similar nature of Tenant. Tenant’s Parking is non-assignable and intended solely for the use of Tenant’s employees working from and business invitees to the Premises; and as such Tenant shall not offer them for “use” or “license” to any other entity, the general public, or any other tenants of the Building. All such appurtenant rights for parking as set forth in this Article are automatically terminated upon termination of this Lease, and shall have no separate independent validity or legal standing. Landlord reserves the right to relocate and/or temporarily close any or all of the parking facilities to the extent necessary in the event of a casualty or governmental taking or for maintenance and repairs of the parking facility provided Landlord shall reopen the same or provide replacement parking facilities as soon as practicable thereafter. Landlord shall use reasonable efforts to minimize interference with Tenant’s business operations at the Premises in connection with any such maintenance, repair, replacement, improvement and/or work which Landlord is obligated to perform or desires to perform, in and to the parking facility and/or the Premises pursuant to the terms, covenants, conditions, provisions and agreements of this Lease.

28.	Request for Taxpayer Identification Number and Certification (W-9 Form).

Tenant shall, at the time that Tenant executes and delivers this Lease to Landlord, execute a W-9 Form, in the form attached hereto as Exhibit G.

[SIGNATURES ON FOLLOWING PAGE]

Landlord and Tenant have executed this Lease as of the day and year first above written.

LANDLORD:

GLENBOROUGH FLANDERS PARK, LLC,
a Delaware limited liability company

By:	/s Joseph Adamo
Name:	Joseph Adamo
Title:	Vice President

TENANT:

COGENTIX MEDICAL, INC., a Delaware corporation

By:	/s Brett Reynolds
Name:	Brett Reynolds
Title:	SVP and CFO

Tenant’s Tax ID Number (SSN or FEIN)

EXHIBIT A

OUTLINE AND LOCATION OF PREMISES

This plan is intended only to show the general outline of the Premises as of the date of this Lease. Any depiction of interior windows, walls, cubicles, modules, furniture and equipment on this plan is for illustrative purposes only, but does not mean that such items exist. Landlord is not required to provide, install or construct any such items. It does not in any way supersede any of Landlord’s rights set forth in this Lease with respect to arrangements and/or locations of public parts of the Building. It is not necessarily to scale; any measurements or distances shown should be taken as approximate. The inclusion of elevators, stairways, electrical and mechanical closets, and other similar facilities for the benefit of occupants of the Building does not mean such items are part of the Premises.

Exhibit A

135 Flanders Road

Floor 1

NORMANDY REAL ESTATE PARTNERS

Flanders Research Park

CBRE CB RICHARD ELLIS

Leasing information:
Robert McGuire, Sr. 617-867-2485
robert.mcguire@cbre-ne.com

Prepared by PlanData Systems Corp.

A-1

EXHIBIT B

EXPENSES AND TAXES

This Exhibit is attached to and made a part of the Lease by and between Glenborough Flanders Park, LLC, a Delaware limited liability company (“Landlord”), and Cogentix Medical, Inc, a Delaware corporation (“Tenant”), for space in the Building located at 135 Flanders Road, Westborough, MA.

1.            Payments.

1.01.            Tenant shall pay Tenant’s Pro Rata Share of the Expenses (defined below) and Tenant's Pro Rata Share of the Taxes (defined below) during the Term. Landlord shall provide Tenant with a good faith estimate of Tenant’s Pro Rata Share of the Expenses and of the Taxes for each calendar year (with respect to Expenses) or Fiscal Year (with respect to Taxes) during the Term. On or before the first day of each calendar month, Tenant shall pay to Landlord a monthly installment equal to one-twelfth of Tenant’s Pro Rata Share of Landlord’s estimate of both the Expenses and Taxes, which estimate Landlord may change from time-to-time upon written notice to Tenant. After its receipt of the revised estimate, Tenant’s monthly payments shall be based upon the revised estimate. If Landlord does not provide Tenant with an estimate of Tenant’s Pro Rata Share of the Expenses or Tenant's Pro Rata Share of the Taxes by January 1 of a calendar year, Tenant shall continue to pay monthly installments based on the previous year’s estimate(s) until Landlord provides Tenant with the new estimate.

1.02.            As soon as is practical following the end of each calendar year or Fiscal Year, as the case may be, Landlord shall furnish Tenant with a statement of Tenant’s Pro Rata Share of the actual Expenses and Tenant's Pro Rata Share of the actual Taxes for the prior calendar year or Fiscal Year, as the case may be. If the estimated Tenant’s Pro Rata Share of the Expenses or Tenant’s Pro Rata Share of the Taxes paid by Tenant for the prior calendar year or Fiscal Year, as the case may be, is more than the actual Tenant’s Pro Rata Share of the Expenses or the actual Tenant’s Pro Rata Share of the Taxes for the prior calendar year or Fiscal Year, as the case may be, Landlord shall either provide Tenant with a refund or apply any overpayment by Tenant against Additional Rent due or next becoming due, provided if the Term expires before the determination of the overpayment, Landlord shall refund any overpayment to Tenant after first deducting the amount of Rent due from Tenant. If the estimated Tenant’s Pro Rata Share of the Expenses or estimated Tenant’s Pro Rata Share of the Taxes for the prior calendar year or Fiscal Year, as the case may be, is less than the actual Tenant’s Pro Rata Share of the Expenses or the actual Tenant’s Pro Rata Share of the Taxes, for such prior calendar year or Fiscal Year, as the case may be, Tenant shall pay Landlord, within thirty (30) days after its receipt of the statement of Expenses or Taxes, any underpayment for the prior calendar year.

2.            Expenses.

2.01.            “Expenses” means all costs and expenses incurred in each calendar year in connection with operating, maintaining, repairing, and managing the Building and the Property. Expenses include, without limitation: (a) all commercially reasonable labor and labor related costs that are directly related to maintenance and repair of the Building and Property; (b) commercially reasonable management fees charged by Landlord’s property manager from time to time; (c) accounting costs for the Building and Property; (d) insurance premiums and deductibles for the Building and Property; and (e) the amortized cost of capital improvements (as distinguished from replacement parts or components installed in the ordinary course of business) which are: (1) performed primarily to reduce current or future operating expense costs, upgrade Building security or otherwise improve the operating efficiency of the Property; or (2) required to comply with any laws that are enacted after the date of this Lease. The cost of capital improvements shall be amortized by Landlord over the lesser of the Payback Period (defined below) or the useful life of the capital improvement as reasonably determined by Landlord. “Payback Period” means the period of time reasonably estimated by Landlord that it takes for the cost savings resulting from a capital improvement to equal the total cost of the capital improvement. Landlord, by itself or through an affiliate, shall have the right to directly perform, provide and be compensated for any services under this Lease. If Landlord incurs Expenses for the Building or Property together with one or more other buildings or properties, whether pursuant to a reciprocal easement agreement, common area agreement or otherwise, the shared costs and expenses shall be equitably prorated and apportioned between the Building and Property and the other buildings or properties.

2.02.            Expenses shall not include:

(a)            the cost of capital improvements (except as set forth above);

(b)            depreciation;

(c)            principal payments of mortgage and other non operating debts of Landlord;

(d)            the cost of repairs or other work to the extent Landlord is reimbursed by insurance or condemnation proceeds;

(e)            costs in connection with leasing space in the Building, including brokerage commissions;

(f)            lease concessions, rental abatements and construction allowances granted to specific tenants;

(g)            costs incurred in connection with the sale, financing or refinancing of the Building;

(h)            fines, interest and penalties incurred due to the late payment of Taxes or Expenses;

(i)            organizational expenses associated with the creation and operation of the entity which constitutes Landlord;

(j)            any penalties or damages that Landlord pays to Tenant under this Lease or to other tenants in the Building under their respective leases;

(k)            Sums (other than management fees, it being agreed that the management fees included in Expenses are as described in Section 2.01 above) paid to subsidiaries or other affiliates of Landlord for services on or to the Property, Building and/or Premises, but only to the extent that the costs of such services exceed the competitive cost for such services rendered by persons or entities of similar skill, competence and experience;

(l)            Any fines, penalties or interest resulting from the negligence or willful misconduct of the Landlord or its agents, contractors, or employees;

(m)            Advertising and promotional expenditures;

(n)            Landlord’s charitable and political contributions;

(o)            Base Rent and percentage rent, if any, payable under any ground lease affecting the Property;

(p)            Attorney’s fees and other expenses incurred in connection with negotiations or disputes with prospective tenants or tenants or other occupants of the Building and the preparation of this Lease;

(q)            The cost or expense of any services or benefits provided generally to other tenants in the Building and not provided or available to Tenant;

(r)            All costs of purchasing or leasing major sculptures, paintings or other major works or objects of art (as opposed to decorations purchased or leased by Landlord for display in the Common Areas of the Building);

(s)            Any expenses for which Landlord has received actual reimbursement (other than through Expenses);

(t)            Expenses for the replacement of any item covered under warranty, unless Landlord has not received payment under such warranty and it would not be fiscally prudent to pursue legal action to collect on such warranty;

(u)            Fines or penalties incurred as a result of violation by Landlord of any applicable Laws; and

(v)            (i) repairs or rebuilding necessitated by fire or other casualty, or eminent domain or condemnation; (ii) compensation paid to any Property employee to the extent that the same is not fairly allocable to the work or service provided by such employee to the Property; (iii) costs incurred in connection with the transfer of Landlord’s interest in the Building and/or the Property; (iv) expenses resulting from the gross negligence or willful misconduct of Landlord or any other tenant or occupant in the Building, or their respective agents, servants, employees, contractors, licensees or invitees; (v) fines, penalties and interest, and any costs, fees and expenses attributable to a violation by Landlord of any applicable Law; (vi) costs and expenses incurred by Landlord to remove, enclose or encapsulate any asbestos or other hazardous materials or wastes other than de minimus amounts thereof unless such removal, enclosure or encapsulation was required as a result of the acts or omissions of Tenant or its agents, servants, employees, contractors, licenses or invitees; (vii) attorneys’ fees and disbursements and other costs in connection with any judgment, settlement or arbitration resulting from any tort liability on the part of Landlord and the amount of such settlement or judgment; (viii) costs of purchasing any air or development rights; or (ix) sewer or water “tap-in” or connection fees payable in connection with the initial occupancy of any tenant or occupant.

It is understood that Expenses shall be reduced by all cash discounts, trade discounts or quantity discounts received by Landlord in the purchase of any goods, utilities or services in connection with the operation of the Building.

In no event shall the aggregate of proportionate shares of all of the tenants and occupants of the Building exceed one hundred (100%) percent.

All contracts and other agreements entered into by Landlord relating to Expenses shall be so-called “arms length.”

2.03.            If at any time during a calendar year the Building is not at least ninety-five percent (95%) occupied or Landlord is not supplying services to at least ninety-five percent (95%) of the total Rentable Square Footage of the Building, Expenses shall be determined as if the Building had been ninety-five percent (95%) occupied and Landlord had been supplying services to ninety-five percent (95%) of the Rentable Square Footage of the Building. Notwithstanding the foregoing, Landlord may calculate the extrapolation of Expenses under this Section based on 100% occupancy and service so long as such percentage is used consistently for each year of the Term. The extrapolation of Expenses under this Section shall be performed in accordance with the methodology specified by the Building Owners and Managers Association.

3.            Taxes. “Taxes” shall mean: (a) all real property taxes and other assessments on the Building and/or the Property, including, but not limited to, gross receipts taxes, assessments for special improvement districts and building improvement districts, governmental charges, fees and assessments for police, fire, traffic mitigation or other governmental service of purported benefit to the Property, taxes and assessments levied in substitution or supplementation in whole or in part of any such taxes and assessments and the Property’s share of any real estate taxes and assessments under any reciprocal easement agreement, common area agreement or similar agreement as to the Property; and (b) all personal property taxes for property that is owned by Landlord and used in connection with the operation, maintenance and repair of the Property. Without limitation, Taxes shall not include any income, capital levy, transfer, capital stock, gift, estate or inheritance tax. If a change in Taxes is obtained for any year of the Term during which Tenant paid Tenant’s Pro Rata Share of any Taxes, then Taxes for that year will be retroactively adjusted and Landlord shall provide Tenant with a credit, if any, based on the net proceeds of the adjustment. Tenant shall pay Landlord the amount of Tenant’s Pro Rata Share of any such increase in the Taxes within thirty (30) days after Tenant’s receipt of a statement from Landlord. If the Building and the land on which it is located shall not be separately assessed for real estate tax purposes, then Tenant’s Pro Rata Share of Taxes under this Lease shall be paid on the Taxes allocated to the Building (including the Building’s pro rata share of the parcels of land that comprise the Property), as reasonably determined by Landlord. Notwithstanding the foregoing, the following shall be excluded from Taxes: (i) corporate franchise; (ii) income; (iii) gains; (iv) transfer; (v) estate; (vi) inheritance; (vii) succession; (viii) gift; (ix) excise; (x) profit; (xi) unincorporated business; (xii) capital stock; (xiii) late charges, interest and/or penalties (unless such late charges, interest and/or penalties are imposed as a result of Tenant not paying Tenant’s Pro Rata Share of such Taxes as and when required hereunder); (xiv) special assessments levied against another tenant or occupant in the Building due to improvements made by such other tenant or occupants; (xv) assessments in connection with the original site plan for the Property; and (xvi) Rent.

If any Taxes (including assessments) are payable in installments, then Tenant shall only be liable and responsible for those installments which occur during the Term of this Lease.

To the extent possible and permissible, Landlord agrees to pay all Taxes (including assessments) over the longest period permitted by applicable Law.

Landlord represents and warrants to Tenant that, as of the date hereof: (A) Landlord has not received any written notice from any governmental or quasi-governmental authority imposing any special assessments against the Building; and (B) the Building is not located in any business improvement district or special economic redevelopment/incentive zone.

4.            Audit Rights. Tenant, within sixty (60) days after receiving Landlord’s statement of Expenses, may give Landlord written notice (“Review Notice”) that Tenant intends to review Landlord’s records of the Expenses for the calendar year to which the statement applies. Within a reasonable time after receipt of the Review Notice, Landlord shall make all pertinent records available for inspection that are reasonably necessary for Tenant to conduct its review. If any records are maintained at a location other than the management office for the Building, Tenant may either inspect the records at such other location or pay for the reasonable cost of copying and shipping the records. If Tenant retains an agent to review Landlord’s records, the agent must be with a CPA firm licensed to do business in the state or commonwealth where the Property is located and may not be an examiner of Tenant who is being paid by Tenant on a contingent fee basis. Tenant shall be solely responsible for all costs, expenses and fees incurred for the audit. Within ninety (90) days after the records are made available to Tenant, Tenant shall have the right to give Landlord written notice (an “Objection Notice”) stating in reasonable detail any objection to Landlord’s statement of Expenses for that year. If Tenant fails to give Landlord an Objection Notice within the ninety-(90)-day period or fails to provide Landlord with a Review Notice within the sixty-(60)-day period described above, Tenant shall be deemed to have approved Landlord’s statement of Expenses and shall be barred from raising any claims regarding the Expenses for that year. The records obtained by Tenant shall be treated as confidential. In no event shall Tenant be permitted to examine Landlord’s records or to dispute any statement of Expenses unless Tenant has paid and continues to pay all Rent when due.

EXHIBIT C

WORK LETTER

This Exhibit is attached to and made a part of the Lease by and between Glenborough Flanders Park, LLC, a Delaware limited liability company (“Landlord”), and Vision Sciences, Inc., a Delaware corporation (“Tenant”), for space in the Building located at 135 Flanders Road, Westborough 01581.

1.            General. This Work Letter sets forth the terms and conditions governing Tenant’s performance of the Tenant’s Work.

2.            Plans for Tenant’s Work.

(a)            Tenant shall prepare, at its sole cost and expense (against which the Landlord’s Contribution may be applied), plans and specifications (collectively, the “Plans”) for the Tenant’s Work. The Plans shall be submitted to Landlord, together with a construction budget setting forth the anticipated costs for the Tenant’s Work and Landlord shall approve or disapprove of the Plans, in its reasonable discretion, within fifteen (15) Business Days of receiving them. No work shall be conducted by or on behalf of Tenant until the Plans have been fully approved in writing by Landlord. At Tenant’s sole cost and expense (against which the Landlord’s Contribution may be applied), Tenant shall cause the Plans to be revised in a manner sufficient to remedy the Landlord’s objections and/or respond to the Landlord’s concerns and for such revised Plans to be redelivered to Landlord, and Landlord shall approve or disapprove Tenant’s revised Plans within fifteen (15) Business Days following the date of resubmission. Landlord’s failure to timely respond to Tenant’s submitted Plans or revised Plans shall be deemed to be a disapproval thereof. After Landlord’s approval of the Plans or any portion thereof, Tenant shall not in any way modify, revise or change such Plans without the prior written consent of Landlord. If Landlord and Tenant fail to agree upon the Plans within forty (40) Business Days after the date hereof, then Landlord may (but shall not be required to) at any time thereafter terminate this Lease by giving written notice of such termination to Tenant and thereupon this Lease shall terminate without further liability or obligation on the part of either party (except for the obligation of Tenant to pay for all work related to preparation of Plans and any obligations expressly stated herein to survive termination).

(b)            The Plans shall be stamped by a Massachusetts registered architect and engineer, such architect and engineer and Tenant’s construction manager, general contractor and subcontractors, being subject to Landlord’s prior reasonable approval, and shall comply with applicable Laws and the requirements of the Rules and Regulations and shall be in a form satisfactory to appropriate governmental authorities responsible for issuing permits, approvals and licenses required for the Tenant’s Work.

3.            Performance of Tenant’s Work. Tenant shall perform the Tenant’s Work subject and pursuant to the terms and provisions of this Lease (including, without limitation, Article 8 and Article 9 thereof) and the following terms and provisions:

(a)            Tenant shall procure and deliver to Landlord upon request all such licenses, permits and approvals from all governmental authorities as are necessary to permit the Tenant’s Work to be commenced and continued to completion and the so constructed Premises to be occupied for the Permitted Use.

(b)            Tenant shall make all such contracts and arrangements as shall be necessary or desirable for the construction and installation of the Tenant’s Work. Tenant shall provide Landlord with a list of all contractors, subcontractors and materialmen to be utilized by or for Tenant with respect to the Tenant’s Work, and, if requested by Landlord, Tenant shall promptly provide Landlord with true, correct and complete copies of all construction and architect’s contracts relating to the Tenant’s Work. Such contractors, subcontractors and materialmen must be satisfactory to Landlord in Landlord’s reasonable discretion, and shall not be employed without Landlord’s written approval first obtained. Tenant and Tenant’s contractors shall use qualified craftsmen and laborers who are compatible with the trade unions operating in the Building (if any) and Tenant shall take promptly upon Landlord’s demand all measures necessary to avoid labor unrest in the Premises and in the Building which is caused by Tenant or Tenant’s contractors. Tenant shall cause all contractors to procure performance bonds and shall provide Landlord with evidence thereof.

(c)            Promptly upon Landlord’s approval of the Plans, Tenant shall apply for, and supply to Landlord upon issuance, a building permit and any other required governmental permits, licenses or approvals required in order to perform the Tenant’s Work. Upon issuance of such approvals, Tenant shall commence the Tenant’s Work and shall diligently prosecute the Tenant’s Work to completion. Tenant agrees to use best efforts to complete the Tenant’s Work on or before August 1, 2015. Tenant agrees to cause the Tenant’s Work to be constructed in a good and workmanlike manner using materials of a quality consistent with, and at least of the same quality as, the materials currently used at the Premises subject and pursuant to the terms and provisions of this Lease (including, without limitation, Article 8 and Article 9 thereof), this Work Letter, the Rules and Regulations and all applicable Laws, permits, approvals and licenses required for the Tenant’s Work. Any costs incurred by Landlord in providing utilities, supervision or other services needed for the accomplishment of the Tenant’s Work shall be reimbursed by Tenant to Landlord within ten (10) days of Tenant’s receipt of invoices therefor.

(d)            Upon completion of the Tenant’s Work, Tenant shall provide to Landlord, if applicable: (i) an architect’s certificate of final completion; (ii) copies of all necessary governmental permits, including, but not limited to, a temporary or permanent certificate of occupancy permitting Tenant to occupy the Premises for the Permitted Use; (iii) the sworn statement of the general contractor; (iv) final lien waivers from all contractors, subcontractors and materialmen performing any aspect of the Tenant’s Work; and (v) any other information or documentation reasonably requested by Landlord to evidence lien-free completion of the Tenant’s Work and payment of all of the costs and expenses thereof (collectively, the “Substantial Completion Deliverables”). Landlord shall have the right to observe the performance of the Tenant’s Work and Tenant shall take all such actions with respect thereto as Landlord may, in its good faith determination, deem advisable from time to time to assure that the Tenant’s Work and the manner of performance thereof shall not be injurious to the engineering and construction of the Building or the electrical, plumbing, heating, mechanical, ventilating or air-conditioning systems of the Building and shall be in accordance with the Plans and the provisions of this Lease and this Work Letter.

4.            Landlord’s Contribution.

(a)            Landlord shall reimburse Tenant for the aggregate and actual costs incurred by Tenant with respect to the design and performance of the Tenant’s Work (the “Cost of Tenant’s Work”) up to the amount of the Landlord’s Contribution, subject to the provisions hereof. Provided that this Lease is in full force and effect and there shall be no Default of Tenant under this Lease, (i) upon Landlord’s receipt of a certification from Tenant’s architect that at least fifty percent (50%) of the Tenant’s Work has been substantially completed in accordance with the Plans, Landlord shall, within sixty (60) days following Landlord’s receipt of such certification, pay to Tenant toward the costs of the design and construction of such substantially completed portion of the Tenant’s Work an amount equal to up to fifty percent (50%) of the Landlord’s Contribution, and (ii) within sixty (60) days following Landlord’s receipt of the Substantial Completion Deliverables, Landlord agrees to pay to Tenant toward the costs of the design and construction of the Tenant’s Work an amount equal to the undisbursed portion of the Landlord’s Contribution. Notwithstanding the foregoing, (x) Landlord shall be entitled to withhold up to ten percent (10%) of any disbursement of the Landlord’s Contribution with such withheld amount to be disbursed upon completion of any so-called “punch list” items relating to the Tenant’s Work as an assurance that such punch-lists items will be properly completed, (y) if the actual Cost of Tenant’s Work is an amount less than the amount of the Landlord’s Contribution, then Landlord shall only be obligated to disburse to Tenant the amount of such actual Cost of Tenant’s Work and shall not be obligated to disburse the remaining amount of the Landlord’s Contribution in excess of the actual Cost of Tenant’s Work, and (z) if the actual Cost of Tenant’s Work exceeds the amount of the Landlord’s Contribution, then Tenant (and not Landlord) shall be solely responsible for payment of the amount of such excess.

(b)            Any portion of Landlord’s Contribution which has not been applied on or before the one (1) year anniversary of the Commencement Date shall be deemed forfeited by Tenant and Landlord shall have no further obligation with respect thereto.

5.            Early Access. Subject to Tenant’s adherence to any scheduling protocols required by Landlord, Tenant shall have the right to enter the Premises following the later to occur of (a) June 1, 2015 and (b) Landlord’s (i) execution and delivery of this Lease, (ii) receipt of the installment of Base Rent for Lease Month 7 of the Term and the first monthly installment of Additional Rent for Expenses and Taxes, (iii) receipt of the Security Deposit, the Landlord’s receipt of which is hereby acknowledged, and (iv) receipt of the insurance required in connection therewith pursuant to Article 14 of this Lease) to install Tenant’s furniture and equipment and perform the Tenant’s Work. During the period commencing on the date that Tenant enters onto the Premises in accordance with the prior sentence until the Commencement Date (the “Early Access Period”), Tenant shall comply with all terms and provisions of this Lease (including, without limitation, Article 13 and Article 14 of this Lease), except those provisions requiring the payment of Base Rent or Additional Rent for the Premises (except as otherwise set forth hereinabove), and except that Tenant shall be responsible for the payment of all utilities consumed by Tenant in and for the Premises during such Early Access Period. Tenant expressly agrees that neither it nor any of its agents, contractors, workmen, mechanics, suppliers or invitees shall enter the Premises unless and until each of them shall furnish such assurances to Landlord, including, but not limited to, insurance coverages, waivers of lien, surety company performance bonds and personal guaranties of individuals of substance, as Landlord shall require to protect Landlord against any loss, casualty, liability, liens or claims.

6.            Landlord’s Reimbursement for Certain Tenant Costs.  Landlord shall reimburse Tenant for any holdover rent paid by Tenant under the terms and provisions of its existing lease for premises located at 6 Mercer Road, Natick, MA 01760, but only (i) for any such holdover rent paid with respect to the period beginning on September 1, 2015 and ending on October 31, 2015, (ii) if the payment of holdover rent is demanded in writing by such landlord, (iii) to the extent such holdover rent actually paid by Tenant exceeds the base rent and additional rent payable under such lease immediately prior to the expiration thereof, and (iv) up to an aggregate amount of $32,000.00.  Any holdover rent paid by Tenant in excess of $32,000.00 and any other damages for which Tenant may become liable to its current landlord as a result of such holdover, including, without limitation, any consequential damages, shall be the responsibility of Tenant and Landlord shall have no obligation to reimburse Tenant therefor.  Landlord shall reimburse Tenant for any amounts payable by Landlord pursuant to this Section 6 within forty-five (45) days of receipt of a copy of the existing landlord’s demand thereof and proof of payment by Tenant.

EXHIBIT D

COMMENCEMENT LETTER

Date ____________________________________

Tenant ____________________________________

Address ____________________________________
____________________________________
____________________________________

Re:	Commencement Letter with respect to that certain Lease dated as of the _____ day of April, 2015, by and between Glenborough Flanders Park, LLC, a Delaware limited liability company, as Landlord, and Cogentix Medical, Inc., a Delaware corporation, as Tenant, for approximately 24,400 rentable square feet on the first (1st) floor of the Building located at 135 Flanders Road, Westborough, Massachusetts, 01581.

Dear            __________________:

In accordance with the terms and conditions of the above referenced Lease, Tenant accepts possession of the Premises and agrees:

1.            The Commencement Date of the Lease is ________________________;

2.            The Termination Date of the Lease is ____________________________.

Please acknowledge your acceptance of possession and agreement to the terms set forth above by signing all 3 counterparts of this Commencement Letter in the space provided and returning 2 fully executed counterparts to my attention.

Sincerely,

___________________________________
Authorized Signatory

Agreed and Accepted:

Tenant:	COGENTIX MEDICAL, INC., a Delaware corporation

By:     _______________________________________
Name:_______________________________________
Title:  _______________________________________
Date:  _______________________________________
D-1

EXHIBIT E

BUILDING RULES AND REGULATIONS

The following Rules and Regulations shall apply, where applicable, to the Premises, the Building, the parking facilities (if any), the Property and the appurtenances. In the event of a conflict between the following Rules and Regulations and the remainder of the terms of the Lease, the remainder of the terms of the Lease shall control. Capitalized terms have the same meaning as defined in the Lease.

1.	Sidewalks, doorways, vestibules, halls, stairways and other similar areas shall not be obstructed by Tenant or used by Tenant for any purpose other than ingress and egress to and from the Premises. No rubbish, litter, trash, or material shall be placed, emptied, or thrown in those areas. At no time shall Tenant permit Tenant’s employees to loiter in Common Areas or elsewhere about the Building or Property.

2.	Plumbing fixtures and appliances shall be used only for the purposes for which designed and no sweepings, rubbish, rags or other unsuitable material shall be thrown or placed in the fixtures or appliances. Damage resulting to fixtures or appliances by Tenant, its agents, employees or invitees shall be paid for by Tenant and Landlord shall not be responsible for the damage.

3.	No signs, advertisements or notices shall be painted or affixed to windows, doors or other parts of the Building, except those of such color, size, style and in such places as are first approved in writing by Landlord. All tenant identification and suite numbers at the entrance to the Premises shall be installed by Landlord, at Tenant’s cost and expense, using the standard graphics for the Building. Except in connection with the hanging of lightweight pictures and wall decorations, no nails, hooks or screws shall be inserted into any part of the Premises or Building except by the Building maintenance personnel without Landlord’s prior approval, which approval shall not be unreasonably withheld.

4.	Intentionally Omitted.

5.	Tenant shall not place any lock(s) on any door in the Premises or Building without Landlord’s prior written consent, which consent shall not be unreasonably withheld, and Landlord shall have the right at all times to retain and use keys or other access codes or devices to all locks within and into the Premises. A reasonable number of keys to the locks on the entry doors in the Premises shall be furnished by Landlord to Tenant at Tenant’s cost and Tenant shall not make any duplicate keys. All keys shall be returned to Landlord at the expiration or early termination of the Lease.

6.	All contractors, contractor’s representatives and installation technicians performing work in the Building shall be subject to Landlord’s prior approval, which approval shall not be unreasonably withheld, and shall be required to comply with Landlord’s standard rules, regulations, policies and procedures, which may be revised from time to time. Landlord has no obligation to allow any particular telecommunication service provider to have access to the Buildings or to the Premises. If Landlord permits access, Landlord may condition the access upon the payment to Landlord by the service provider of fees assessed by Landlord in Landlord’s sole discretion.

7.	Movement in or out of the Building of furniture or office equipment, or dispatch or receipt by Tenant of merchandise or materials requiring the use of elevators, stairways, lobby areas or loading dock areas, shall be restricted to hours reasonably designated by Landlord only if Tenant occupies less than 100% of the Building. Tenant shall obtain Landlord’s prior approval by providing a detailed listing of the activity, which approval shall not be unreasonably withheld. If approved by Landlord, the activity shall be under the supervision of Landlord, without unreasonable delay, and performed in the manner required by Landlord. Tenant shall assume all risk for damage to articles moved and injury to any persons resulting from the activity. If equipment, property, or personnel of Landlord or of any other party is damaged or injured as a result of or in connection with the activity, Tenant shall be solely liable for any resulting damage, loss or injury.

8.	Landlord shall have the right to approve the weight, size, or location of heavy equipment or articles in and about the Premises, which approval shall not be unreasonably withheld. Damage to the Building by the installation, maintenance, operation, existence or removal of Tenant’s Property shall be repaired at Tenant’s sole expense.

9.	Corridor doors, when not in use, shall be kept closed.

10.	Tenant shall not: (1) make or permit any improper, objectionable or unpleasant noises or odors in the Building, or otherwise interfere in any way with other tenants or persons having business with them; (2) solicit business or distribute or cause to be distributed, in any portion of the Building, handbills, promotional materials or other advertising; or (3) after notice conduct or permit other activities in the Building that might, in Landlord’s sole reasonable opinion, constitute a nuisance.

11.	No animals, except those assisting handicapped persons, shall be brought into the Building or kept in or about the Premises.

12.	No inflammable, explosive or dangerous fluids or substances shall be used or kept by Tenant in the Premises, Building or about the Property, except for those substances as are typically found in similar premises used for (a) general office, and (b) subject to Landlord’s reasonable approval following Tenant’s submission to Landlord of a reasonably detailed list of such substances, medical device testing and manufacturing purposes; provided, that, in each case, such substances are being used by Tenant in a safe manner and in accordance with all applicable Laws. Tenant shall not, without Landlord’s prior written consent, use, store, install, spill, remove, release or dispose of, within or about the Premises or any other portion of the Property, any asbestos-containing materials or any solid, liquid or gaseous material now or subsequently considered toxic or hazardous under the provisions of 42 U.S.C. Section 9601 et seq., M.G.L. c. 21C, M.G.L. c. 21E or any other applicable environmental Law which may now or later be in effect. Tenant shall comply with all Laws pertaining to and governing the use of these materials by Tenant and shall remain solely liable for the costs of abatement and removal.

13.	Tenant shall not use or occupy the Premises in any manner or for any purpose which might injure the reputation or impair the present or future value of the Premises or the Building. Tenant shall not use, or permit any part of the Premises to be used for lodging, sleeping or for any illegal purpose.

14.	Tenant shall not take any action which would violate Landlord’s labor contracts or which would cause a work stoppage, picketing, labor disruption or dispute or interfere with Landlord’s or any other tenant’s or occupant’s business or with the rights and privileges of any person lawfully in the Building (“Labor Disruption”). Tenant shall take the actions necessary to resolve the Labor Disruption, and shall have pickets removed and, at the request of Landlord, immediately terminate any work in the Premises that gave rise to the Labor Disruption, until Landlord gives its written consent for the work to resume. Tenant shall have no claim for damages against Landlord or any of the Landlord Related Parties nor shall the Commencement Date of the Term be extended as a result of the above actions.

15.	Tenant shall not install, operate or maintain in the Premises or in any other area of the Building, electrical equipment that would overload the electrical system beyond its capacity for proper, efficient and safe operation as determined solely by Landlord. Tenant shall not furnish cooling or heating to the Premises, including, without limitation, the use of electronic or gas heating devices, without Landlord’s prior written consent. Tenant shall not use more than its proportionate share of telephone lines and other telecommunication facilities available to service the Building.

16.	Tenant shall not operate or permit to be operated a coin or token operated vending machine or similar device (including, without limitation, telephones, lockers, toilets, scales, amusement devices and machines for sale of beverages, foods, candy, cigarettes and other goods), except for machines for the exclusive use of Tenant’s employees and invitees.

17.	Bicycles and other vehicles are not permitted inside the Building or on the walkways outside the Building, except in areas designated by Landlord.

18.	Landlord may from time to time adopt systems and procedures for the security and safety of the Building, its occupants, entry, use and contents. Tenant, its agents, employees, contractors, guests and invitees shall comply with Landlord’s systems and procedures.

19.	Landlord shall have the right to prohibit the use of the name of the Building or any other publicity by Tenant that in Landlord’s sole opinion may impair the reputation of the Building or its desirability. Upon written notice from Landlord, Tenant shall refrain from and discontinue such publicity immediately.

20.	Neither Tenant nor its agents, employees, contractors, guests or invitees shall smoke or permit smoking in the Common Areas, unless a portion of the Common Areas have been declared a designated smoking area by Landlord, nor shall the above parties allow smoke from the Premises to emanate into the Common Areas or any other part of the Building. Landlord shall have the right to designate the Building (including the Premises) as a non-smoking building.

21.	Landlord shall have the right to designate and approve standard window coverings for the Premises and to establish rules to assure that the Building presents a uniform exterior appearance. Tenant shall ensure, to the extent reasonably practicable, that window coverings are closed on windows in the Premises while they are exposed to the direct rays of the sun.

22.	Deliveries to and from the Premises shall be made during normal business hours or otherwise only at the times in the areas and through the entrances and exits reasonably designated by Landlord. Tenant shall not make deliveries to or from the Premises in a manner that might interfere with the use by any other tenant of its premises or of the Common Areas, any pedestrian use, or any use which is inconsistent with good business practice.

23.	Tractor trailers which must be unhooked or parked must use steel plates under dolly wheels to prevent damage to asphalt paving surface. In addition, wheel blocking must be available for use. Tractor trailers are to be removed from the loading areas after unloading. No parking or storing of such trailers will be permitted at the Building or the Property.

24.	No antennae or satellite dishes or other equipment shall be erected on the roof or exterior walls of the Building or the Premises without the prior written consent of Landlord.

25.	Tenant shall not permit or suffer merchandise of any kind at any time to be placed, exhibited or displayed outside its Premises, nor shall Tenant use the exterior sidewalks or exterior walkways of its Premises to display, store or place any merchandise. No sale of merchandise by tenant sale, truck load sale or the like, shall be permitted in the parking areas or other Common Areas.

EXHIBIT F

INTENTIONALLY OMITTED

F-1

EXHIBIT G

FORM OF W-9

[SEE ATTACHED]

G-1